As filed with the Securities and Exchange Commission on December 1, 2016.

Registration No. 333-214574

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1

to
FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

JWIZ, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	81-3874588
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125-10 Queens Boulevard #14

Kew Gardens, New York 11415

(718) 520-1000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Yoram Evan

Executive Chairman

JWiz, Inc.

125-10 Queens Boulevard, #14

Kew Gardens, New York 11415

(718) 520-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Joel J. Goldschmidt, Esq. Morse, Zelnick, Rose & Lander, LLP 825 Third Avenue, 16th Floor New York, New York 10022 Tel: (212) 838-8269 Fax: (212) 208-6809	Brad L. Shiffman, Esq. Blank Rome, LLP 405 Lexington Avenue New York, New York 10174 Tel: (212) 885-5442 Fax: (917) 332-3725

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 1, 2016

____________ COMMON SHARES

JWIZ, INC.

This is a firm commitment initial public offering of __________ common shares of JWiz, Inc. No public market currently exists for our common shares. We anticipate that the initial public offering price of our common shares will be between $____ and $______ per share.

We intend to list our common shares for trading on the Nasdaq Capital Market under the symbol “JWIZ”. No assurance can be given that our application will be approved.

The registration statement of which this prospectus forms a part also registers warrants to be issued to the representative of the underwriters in connection with this offering as well as the ________ common shares underlying those warrants.

Investing in our common shares involves a high degree of risk. See "Risk Factors" beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to JWiz (before expenses)	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering to Joseph Gunnar & Co., LLC, the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to _______ common shares solely to cover over-allotments, if any.

The underwriters expect to deliver our common shares to purchasers in the offering on or about _____ __, 2016.

Joseph Gunnar & Co.

____________ __, 2016

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or any free writing prospectus that we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not done anything that would permit any offering under this prospectus or any prospectus supplement to this prospectus or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

As used in this prospectus, unless the context otherwise requires, the terms “JWiz,” “we,” “us,” “our” and “our company” refer to JWiz, Inc., a New York corporation, and its predecessor Jewish Marketing Solutions, LLC, a New York limited liability company and its subsidiaries, Dag Jewish Directories Inc. and Dag Jewish Directories - Israel Inc., both New York corporations.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. This summary is not complete and does not contain all of the information you should consider before investing in our common shares. Before purchasing any common shares in this offering, you should carefully read this entire prospectus, particularly the section entitled “Risks Factors” and any free writing prospectus that we may authorize to be delivered or made available to you, information incorporated herein by reference, our historical financial statements and the exhibits to the registration statement of which this prospectus is a part. Unless specifically provided otherwise, all of the information provided in this prospectus, as well as in any free writing prospectus that we may authorize to be delivered or made available to you, relates to us.

Unless otherwise specified, all references in this prospectus to “us,” “our,” or “our company,” are references to JWiz, Inc. and its predecessor, Jewish Marketing Solutions, LLC (“Jewish Marketing Solutions”) and its subsidiaries, Dag Jewish Directories Inc. and Dag Jewish Directories - Israel Inc., both New York corporations.

We offer online marketing solutions that enable small, local businesses to connect with Jewish consumers in their communities. We provide online marketing solutions, including online advertising and sales promotions, lead generation, social media networking, website design, development and hosting and search engine optimizations, to small, local businesses. Our solutions are simple, affordable and comprehensive and provide our customers with greater exposure and access to Jewish communities in the New York metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester counties in New York State and northern New Jersey; Rochester, New York; Boca Raton and Miami, Florida; Los Angeles, California; and Minneapolis, Minnesota. Through our solutions, our customers have immediate and direct access to a highly desirable market segment. For example, in 2011, the number of Jewish households in the eight county New York area was 694,000 and 1.77 million people lived in these households, approximately 62.5% of the Jewish population was employed and 30% reported income in excess of $100,000 per year.

In executing our business plan, we have created several websites that target Jewish communities in the metropolitan areas in which we operate. These websites — www.jwiz.com, www.jwizclassifieds.com, www.jewishyellow.com, www.jewishreferralservice.com and www.jewishmasterguide.com — attract visitors daily and, thus, are an effective platform for businesses who seek to promote their products and services directly to the Jewish community regardless of whether their products and services are specifically intended for that community. These sites are a destination point for the Jewish community, which, in turn, attracts additional advertisers.

In addition to our principal executive offices in Kew Gardens, New York, we have independent sales offices in six other locations — Fairlawn, New Jersey; Miami and Boca Raton, Florida; Los Angeles, California; Rochester, New York; and Minneapolis, Minnesota — through which we solicit advertisers from among the local businesses. Our growth strategy contemplates establishing independent sales offices in major cities throughout the United States where there is a significant Jewish population. Longer term, we hope to expand into cities with large Jewish communities in Canada, Europe, Latin America and Asia-Pacific as well.

During the last three years, we have digitalized our operations, successfully moving from print to online directories. In doing so, we have managed to efficiently maintain the in-person nature of our service, which we believe to be a key benefit our customers find attractive and an important component of our strategy, despite the demands it places on our financial and human resources.

Our Online Marketing Solutions

We are addressing the needs and requirements of small, local business operators that target the local Jewish community in which they operate by offering them an array of online marketing solutions including one or more of the following:

•	online advertising through listing in our websites;

•	online classified listing;

•	online sales promotions through our websites;

•	lead generation;

•	website design, development and hosting;

•	social networking; and

•	online local listings.

Our Growth Strategy

Our primary business objective is to become the premier provider of online marketing solutions to small, local businesses targeting local Jewish communities; to become the primary online destination for Jewish communities in the United States, Canada, Europe, Latin America and Asia-Pacific; and to bring both groups together on our various websites, creating a symbiotic relationship between the two constituencies.

Our strategy is to build brand awareness using marketing strategies that focus on our principal customer base – i.e., small, local businesses – and our target market – i.e., Jewish communities in major cities. We believe that the growth of our business will be driven by the symbiotic relationship between these two constituencies. We expect growth in our user base and user engagement to encourage more businesses to advertise on our websites and growth in our customer base to drive growth in user traffic and engagement. We believe that as we attract more users and as they take advantage of the opportunities made available on our websites (i.e., sales promotions), the value proposition for our customers and potential customers increases, incentivizing them to become part of our platform. At the same time, growth in our customer base and more opportunities for user engagement, is expected to enable us to develop a more robust user base.

Our plan for growth includes the following elements:

•	continue to grow our user base;

•	continue to grow our customer base;

•	enhance brand awareness;

•	focus on user loyalty and website enhancement;

•	geographic expansion;

•	increase operational efficiency;

•	develop new and alternative applications to accommodate evolving technology and changing consumer preferences;

•	continue to develop innovative and creative online marketing solutions;

•	continue to serve our dynamic and active user community;

•	find new sources of revenue; and

•	acquisitions.

Competitive Strengths

We believe the following characteristics give us a competitive advantage in realizing the potential of our market opportunity:

•	we have a strong brand and we operate one of the leading platforms targeting the Jewish consumer;

•	we operate a proven business model;

•	we offer our customers a comprehensive, effective solution to their online marketing needs and offer our users a broad range of information relevant to their lifestyles and needs;

•	our business model offers significant economies of scale;

•	we provide creative and innovative solutions to our customers;

•	we have acquired considerable local market expertise; and

•	we have an experienced and highly qualified team of managers and sales personnel.

Risk Factors

•	We have a limited operating history and can give no assurance that we will be able to achieve or maintain profitability.

•	Our operating results may fluctuate from year-to-year or from quarter-to-quarter.

•	Our access to financing may be limited, which could adversely impact our growth strategy. Without the net proceeds of this offering, we will not be able to implement our growth strategy.

•	If we fail to develop a significant user base or if significant user engagement on our platform does not materialize, our revenue, business and operating results may be adversely impacted.

•	Our future performance depends, in part, on support from customers.

•	If we are unable to compete effectively for users and customers, we will not be able to enhance our operating performance and financial condition.

•	In order to remain competitive and attract new users and customers, we will need to develop new services.

•	We will focus on building our user and customer bases and user engagement rather than short-term operating results.

•	User growth and engagement will depend upon effective interoperation with operating systems, networks, devices, web browsers and standards that we do not control.

•	We may incur additional expenses and the loss of users if access to the Internet is impeded, disrupted or degraded.

•	Spam could diminish the user experience on our platform, which could damage our reputation and deter our current and potential users from using our services.

•	Our business and operating results may be harmed by our failure to timely and effectively scale and adapt our existing technology and infrastructure.

•	If we are unable to maintain and promote our brand, our business and operating results may be harmed.

•	Negative publicity could adversely affect our business and operating results.

•	We rely, in part, on Internet search engines and application marketplaces to drive traffic to our platform, and if we fail to appear high up in the search results or rankings, traffic to our platform could decline and our business and operating results could be adversely affected.

•	We need to develop and promote the adoption of our mobile applications, and our business and operating results may be harmed if we are unable to do so.

•	Our platform may contain undetected software errors, which could harm our business and operating results.

•	Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

•	User trust regarding privacy is important to the growth of users and the increase in user engagement on our platform, and privacy concerns could damage our reputation and deter current and potential users and advertisers from using our platform.

•	We may face lawsuits or incur liability as a result of content published or made available on our websites.

•	We have limited intellectual property rights.

•	We may, in the future, become party to intellectual property rights claims that are expensive and time consuming to defend, and, if resolved adversely, could have a significant adverse impact on our business, financial condition or operating results.

•	Natural disasters, including earthquakes, fire, power outages, floods and other catastrophic events, and man-made problems, such as acts of terrorism could have a material adverse impact on our operations.

•	If we conduct business internationally, we will be subject to risks associated with international operations.

•	We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.

•	There is not now, and there may never be, an active and orderly trading market for our common shares.

•	The price for our common shares may be influenced by numerous factors, many of which are beyond our control, resulting in extreme volatility.

•	FINRA sales practice requirements may limit your ability to buy and sell our common shares.

•	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

•	We have a substantial number of shares of authorized but unissued capital stock, and if we issue additional shares of our capital stock in the future, our existing shareholders will be diluted.

•	The elimination of personal liability against our directors and officers under New York law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

•	We do not intend to pay cash dividends on our capital stock in the foreseeable future.

•	Investors in this offering will experience immediate and substantial dilution in net tangible book value.

•	We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

•	After this offering, management will beneficially own approximately __% of the outstanding common shares of JWiz and, thus, will have effective control over all matters submitted to shareholders for approval and may act in a manner that conflicts with the interests of other shareholders.

•	Our financial statements may be adversely affected if our estimates prove to be inaccurate.

•	We may encounter difficulties in managing our development and expansion, which could disrupt our operations.

•	Our future success will depend, in part, on our ability to retain key personnel and to attract additional qualified management, sales and technical personnel.

•	We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

•	If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

•	We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods and impair our ability to comply with the accounting and reporting requirements applicable to public companies.

•	We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

•	Certain provisions of New York law could inhibit changes in control.

•	Our authorized but unissued common and preferred shares may prevent a change in our control.

•	Our rights and the rights of our shareholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

•	Our bylaws contain provisions that make removal of our directors difficult, which could make it difficult for our shareholders to effect changes to our management.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company we can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of these reduced disclosure obligations. As a result, our financial statements may not be comparable to those of other public companies that have not chosen or may not chose to take advantage of these provisions and, consequently, some investors may deem our securities less attractive as an investment relative the securities of those other companies. This could have a material adverse impact on the market price of our common shares.

We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenue are $1.0 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Organizational Structure and History

JWiz was organized as a New York corporation in June 2016. Jewish Marketing Solutions was organized as a New York limited liability company in September 2010. Since its formation, JWiz has not engaged in any business or other activities other than those related to this offering, including entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Jewish Marketing Solutions, pursuant to which Jewish Marketing Solutions will merge with and into JWiz. In this prospectus, we refer to this transaction as the “Merger.” Pursuant to the terms of the Merger Agreement, JWiz will issue an aggregate of _____ common shares to the former members of Jewish Marketing Solutions; the surviving corporation will be called “JWiz, Inc.”; Yoram Evan, JWiz’s sole officer and director prior to the Merger will become JWiz’s executive chairman; Avi Shefi, the president of Jewish Marketing Solutions will become JWiz’s president and chief executive officer; Bardha Deda, the chief financial officer of Jewish Marketing Solutions will become the chief financial officer of JWiz; and JWiz’s charter and bylaws in effect prior to the Merger will continue in full force and effect subsequent to the Merger. As a result of the Merger, JWiz will acquire all of the assets and assume all of the liabilities of Jewish Marketing Solutions and all of Jewish Marketing Solutions’ employees will become JWiz employees. The Merger will treated as a recapitalization of Jewish Marketing Solutions.

Our corporate headquarters is located at 125-10 Queens Boulevard, Kew Gardens, New York and our telephone number is 718-520-1000. We maintain the following websites: www.jwiz.com, www.jwizclassifieds.com, www.jewishyellow.com, www.jewishreferralservice.com and www.jewishmasterguide.com. None of the information contained or referenced to on any of our websites is incorporated by reference to, and you must not consider it part of, this prospectus.

The Offering

Securities offered:	_______ common shares

Initial public offering price per share:	$_________

Overallotment option:	We have granted the representative a 45-day option to purchase up to _______ common shares to cover over-allotments.

Common shares outstanding immediately after the offering[1]:	__________ common shares (________ if the over-allotment option is exercised in full).

Representative’s Warrants:	We have agreed to issue warrants to Joseph Gunnar & Co,. the representative of the several underwriters of this offering, to purchase up to __________ common shares at a purchase price of $_______ per share. The warrants and the underlying common shares have been included in the registration statement of which this prospectus to a part.

Use of proceeds:	Advances of sales commissions, marketing and promotion expenses and working capital and general corporate purposes.

Proposed Nasdaq trading symbol for common shares:	JWIZ

Risk factors:	An investment in our common shares involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page 9 of this prospectus.

1 The number of our common shares that will be issued and outstanding immediately after the offering (a) includes (i) ______ common shares issued and outstanding prior to the Merger, (ii) ______ common shares to be issued to the members of Jewish Marketing Solutions in the Merger and (iii) ___ common shares offered under this prospectus and (b) excludes (i) _______ common shares reserved for issuance under our equity compensation plan (including ___ common shares issuable upon exercise of options outstanding on the date of this prospectus), (ii) any shares that might be issued upon the exercise of the over-allotment option that we have agreed to grant to the representative of the several underwriters of this offering and (iii) any common shares issuable upon exercise of the representative’s warrants.

Summary Financial Data

The following tables set forth, for the periods and at the dates indicated, summary consolidated financial data of our predecessor, Jewish Marketing Solutions, LLC. The data is derived primarily from the historical consolidated financial statements of Jewish Marketing Solutions, included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2015 and 2014 and the consolidated balance sheet data at December 31, 2015 and 2014, are derived from Jewish Marketing Solutions’ audited consolidated financial statements and the unaudited consolidated statements of operations data for the nine months ended September 30, 2016 and 2015 and the unaudited consolidated balance sheet data at September 30, 2016 are derived from Jewish Marketing Solutions’ unaudited consolidated financial statements. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the consolidated financial information set forth in those statements. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

In addition, the table sets forth certain pro forma information assuming the Merger with JWiz was consummated on the first day of the period presented. The Merger will be treated as a recapitalization.

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

Statement of Operations Data:

	Years Ended December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015
	(audited)		(unaudited)

Revenue, net	$2,626,962	$2,789,263	$1,883,695	$2,026,292
Total operating expenses	$2,657,404	$2,648,401	$1,789,868	$1,954,400
Net income (loss)	$(20,707)	$73,644	$47,964	$36,924
Pro forma weighted number of common shares outstanding – basic and diluted (1)(3)
Pro forma net income (loss) per common share (1)(3)
Pro forma, as adjusted weighted number of common shares outstanding – basic and diluted (2)(3)
Pro forma, adjusted net income (loss) per common share (2)(3)

(1) Pro forma basic and diluted weighted average number of common shares outstanding and pro forma basic and diluted net income (loss) per common share give effect to the Merger and the issuance of _____ common shares in connection therewith.

(2) Pro forma, as adjusted basic and diluted weighted average number of common shares outstanding and pro forma, as adjusted basic and diluted net income (loss) per common share give effect to the Merger and the issuance of _____ common shares in connection therewith.

(3) Pro forma and pro forma, as adjusted information is unaudited.

Balance Sheet Data:

	As at December 31, 2015	As at September 30, 2016
	(audited)	Actual	Pro forma, As adjusted (1)
		(unaudited)
Cash and cash equivalents	$42,038	$40,000
Working capital deficit	$(690,279)	$(711,372)
Total assets	$1,345,601	$1,430,250
Line of credit	$180,000	$235,000
Total liabilities	$1,830,373	$1,867,058
Total deficit	$(484,772)	$(436,808)

(1) Pro forma data gives effect to the issuance of _____ common shares in the Merger and the issuance of ____ common shares in this offering at the initial public offering price of $___ per share.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing any common shares. We may face other risks and uncertainties as well. If any of the risks actually occur, our business, financial condition, liquidity and/or results of operations could be materially and adversely affected, which could result in a decrease in the price of the common shares. As a result, you may lose some or all of your investment.

Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to Our Financial Condition and Capital Requirements

We have a limited operating history, limited capital resources, limited revenues, inconsistent profitability, accumulated losses; negative equity and a working capital deficit. We may never be able to achieve or maintain significant revenue growth or profitability.

We have a limited history operating as an online provider of marketing solutions and our management team has limited experience in this area as well. In addition, we never generated significant amounts of revenues or profits and have limited capital resources. Historically, our revenue has been limited. In addition, for the year ended December 31, 2015, we incurred a net loss of approximately $21,000 and at September 30, 2016, we had negative equity of approximately $437,000 and a working capital deficit of approximately $711,000. In order to increase and sustain profitability, we must significantly increase our revenue. Our ability to do so is uncertain. Potential investors should evaluate us in light of the expenses, delays, uncertainties, and complications typically encountered by small companies like us, many of which will be beyond our control. These risks include the following:

•	lack of sufficient capital;

•	limited niche markets (i.e., customers and users) for our services;

•	increasing costs of operations;

•	unanticipated problems, delays and expenses relating to developing and launching new services and implementing new programs;

•	lack of intellectual property;

•	intense competition and limited barriers to entry into our markets; and

•	rapid changes in technology and consumer preferences.

We also expect our operating expenses to increase once this offering is consummated due to the costs associated with complying with various laws, rules and regulations applicable to publicly-held reporting companies, including additional legal and audit fees, costs relating to filing, mailing and printing periodic reports required under the Exchange Act of 1934, as amended (the “Exchange Act”), fees payable in connection with maintaining the listing of our common shares on the Nasdaq Capital Market, costs relating to insurance for our officers and directors and additional compensation (cash and non-cash) and consulting fees payable to employees, directors and third-party consultants as we try to grow our business. In addition, we anticipate that we will continue to expend substantial financial resources on:

•	technology infrastructure;

•	research and development;

•	sales and marketing;

•	expansion efforts;

•	attracting and retaining talented employees;

•	strategic opportunities, including commercial relationships and acquisitions; and

•	general administration, including personnel costs and legal and accounting expenses related to being a public company.

As a result, we cannot anticipate future operating performance with any degree of certainty and we cannot assure you that our business will grow, that our operations will expand or that our financial condition will improve.

Our operating results may fluctuate from year-to-year or from quarter-to-quarter, which makes them difficult to predict.

Our operating results will depend on our ability to generate revenue and manage our expenses. Since our revenue is unpredictable because it depends on many different, factors and our operating expenses are more or less fixed, we expect that our operating results will be volatile, quarter-to-quarter and year-to-year, for the foreseeable future. For example, most of our customer engagements are short-term and have automatic one year renewals. Since our customers have limited marketing budgets, unless we can clearly demonstrate the benefits of our services, an existing customer may choose not to renew its engagement with us and allocate its resources elsewhere. Also, since our focus is on small local businesses, our pool of potential customers is limited as well. In the event we experience an unanticipated shortfall in revenue, we may not be able to adjust spending in a timely manner to compensate for such shortfall. In consistent performance could have a material adverse impact on the trading price of our common shares.

Our quarterly and yearly operating results will be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the following:

•	our ability to grow our user base and the frequency and level of user engagement;

•	our ability to attract new and retain existing customers;

•	the costs of our services and the amounts our customers are ready, willing and able to pay for our services;

•	the frequency and number of interactions between our users and customers;

•	the development and introduction of new services or changes in features of existing or services;

•	the impact of competitors or competitive services;

•	our ability to maintain or increase revenue;

•	our ability to maintain or improve gross margins and operating margins;

•	increases in operating expenses, including interest, that we may incur to grow and expand our operations and to remain competitive;

•	stock-based compensation expense;

•	costs related to the acquisition of businesses, talent, technologies or intellectual property, including potentially significant amortization costs;

•	system failures resulting in the inaccessibility of our websites;

•	breaches of security or privacy, and the costs associated with remediating such breaches;

•	adverse litigation judgments, settlements or other litigation-related costs, and the fees associated with investigating and defending claims;

•	changes in the legislative or regulatory environment, including with respect to security, privacy or enforcement by government regulators, including fines, orders or consent decrees;

•	seasonal factors;

•	changes in U.S. generally accepted accounting principles; and

•	changes in global business or macroeconomic conditions.

Our access to financing may be limited, which could adversely impact our growth strategy. Without the net proceeds of this offering, we will not be able to implement our growth strategy.

The primary purpose of this offering is to raise capital that will allow us to grow and expand our operations. Without the net proceeds of this offering, we will not be able to implement our growth strategy. Even after the successful completion of this offering, we may require additional capital for growth or to fund our expanded operations. Our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

•	the costs of establishing, expanding or contracting for expanded sales and marketing capabilities including the costs associated with establishing an additional __ local sales offices;

•	the cost of developing or providing new products and services;

•	the cost of developing new technologies to meet customer and user demands, requirements and preferences;

•	the cost of complying with all laws, rules and regulations to which we are subject;

•	the cost of maintaining, protecting and securing our proprietary technology and other intellectual property; and

•	the cost of hiring additional administrative and technical personnel as well as other costs incurred as a result of growth.

Raising capital in the current economic environment, as well our inability to generate significant revenues or profits in the past, may present additional obstacles that we will have to overcome. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

The amount, type and cost of any financing that we obtain will have a direct impact on our revenue and expenses and, therefore, can positively or negatively affect our financial results. The amount of leverage that can tolerate will depend on our assessment of a variety of factors, including our current and anticipated revenue, cash flow, working capital, asset footing and overall capital structure, the availability and cost of alternative sources of capital, our opinion as to the creditworthiness of our financing counterparties and general economic and market conditions.

Our access to financing will depend upon a number of factors, over which we have little or no control, including:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our eligibility to participate in and access capital from programs established by the governmental agencies;

•	our current and potential future earnings and cash distributions; and

•	the market price of our common shares.

Any additional capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to expand our service offerings and increase our sales and marketing efforts. In addition, we cannot assure you that any future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our existing shareholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common shares to decline. The sale of additional equity or convertible securities would dilute all of our shareholders. Issuing debt securities would increase our fixed payment obligations and reduce our profits. In addition, the terms of the debt securities may include various restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other covenants that could adversely impact our business and operations. We may also be forced to seek funds through arrangements with collaborative partners or at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some or all of our assets, including those that may be essential to the conduct of our business or otherwise agree to terms that are unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our strategies to expand our business or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Risks Relating to Our Business and Operations

If we fail to develop a significant user base or if significant user engagement on our platform does not materialize, our revenue, business and operating results may be adversely impacted.

The size of our user base and their level of engagement is critical to our overall success, including our financial performance. Therefore, it is incumbent on us to drive more traffic to our websites. If we are unable to attract a significant number of users or if the number of users begins to decline, this could result in our websites being less attractive to potential new users as well as to potential customers, which would have a material and adverse impact on our business, financial condition and operating results.

While we cannot predict the size of our user base or its growth rate with any degree of certainty, our growth opportunities may be further constrained by the fact that our primary target user market — the Jewish community — is limited in size. Although this allows us to focus our marketing efforts on that demographic, our websites are not likely to attract a majority of the local community and we cannot predict the size of our user base, its growth rate or the level of user engagement. If consumers — whether or not they are Jewish — do not perceive our websites to be useful, reliable and trustworthy, they will not become users or increase the frequency of their engagement with our platform. Moreover, our growth in the geographic markets in which we currently operate and in the markets in which we may operate in the future will be limited by the size of the Jewish community therein. Many consumer-oriented websites that achieved early popularity have since seen their user bases or levels of engagement decline, in some cases precipitously. There is no guarantee that we will not experience a similar erosion of our user base or engagement levels. Thus, we cannot assure you that we will be able to achieve, maintain and sustain any level of user base or engagement.

A number of factors could potentially negatively affect user growth and engagement, including if:

•	users engage with other websites or platforms as an alternative to ours;

•	we are unable to convince potential new users of the value and usefulness of our websites;

•	the reputations of the businesses that advertise on our websites is harmed or impugned or there is a decrease in the perceived quality or variety of the products and services advertised on our websites;

•	we are unable to present users with products, services or content that they find interesting, useful and/or relevant or if they find the products, services or content on our websites inappropriate or offensive;

•	users believe that their experience is diminished as a result of the decisions we make with respect to the frequency, relevance and prominence of ads displayed on our websites;

•	there are user concerns related to privacy and communication, safety, security or other factors;

•	technical or other problems with our websites that make access or navigation difficult, unreliable or otherwise adversely affect the user experience;

•	we are unable to combat spam or other hostile or inappropriate usage on our platform;

•	there are adverse changes in the products or services available through our websites that are mandated by, or that we elect to make, to address, legislation, regulatory authorities or litigation, including settlements or consent decrees;

•	we fail to provide adequate customer service to users; or

•	we do not maintain our brand image or our reputation is damaged.

Our future performance depends, in part, on support from customers.

We believe user engagement with our websites will depend, in large part, on the availability of products and services from our customers and the quality of those products and services. The availability of products and services from our customers will depend on their perceptions and analysis of the relative benefits of advertising on our websites. If our customers or potential customers decide to focus their efforts on other platforms, our business may suffer. We cannot assure you that our existing customers will continue to advertise on our websites or that we will be able to attract new customers. If our existing customers decide to terminate their relationship with us or we cannot increase our customer base, user engagement may decline, which would make it harder for us to retain our existing customers and to attract new customers, which, in turn, could result in a material decrease in our revenue.

Currently, all of our revenue is derived from providing online marketing services, including listings and advertising on our websites, primarily to small, locally-owned businesses. Thus, in order for us to increase our revenues, we must broaden our customer base and expand our service offerings. In order to increase our customer base and in order to derive more revenue from our customers, we will have to demonstrate the value proposition of advertising on our websites, which means we have to increase our user base and increase user engagement. The amount we are able to charge for our services will be determined, in part, by the size of our user base. The nature of our customers – small local businesses – and the limited size of our primary user market – the Jewish community – are significant factors in determining how much we are able to charge for our services. In addition, our customers may not continue to do business with us or may want to reduce the prices they are willing to pay for our services if we do not deliver ads in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to alternatives, including online, mobile and traditional advertising platforms.

Aside from the factors mentioned above – the nature of our customer base and the nature of our primary target market — other factors that could adversely affect our revenue growth include the following:

•	decreases in user engagement with our platform;

•	our inability to demonstrate the value of advertising on our platform;

•	our inability to develop cost effective or valuable marketing solutions for different types of customers;

•	our inability to effectively market our services to potential customers;

•	changes we may make that change the frequency or relative prominence of ads displayed on our websites or that detrimentally impact revenue in the near term with the goal of achieving long term benefits;

•	our inability to enhance a customer’s online presence;

•	competition;

•	if we fail to keep pace with technological changes and consumer preferences;

•	the impact of new technologies that could block or obscure the display of our ads;

•	adverse legal developments relating to advertising or measurement tools related to the effectiveness of advertising, including legislative and regulatory developments, and developments in litigation;

•	adverse media reports or other negative publicity involving us or other companies in our industry;

•	the impact of fraudulent clicks or spam on our platform and our users;

•	changes in the way our services are priced; and

•	the impact of macroeconomic conditions and conditions in the advertising industry in general.

The occurrence of any of these or other factors could result in a reduction in demand for our products and services and/or the prices we charge for our products and services either of which could materially and adversely affect our business, operations and financial condition.

If we are unable to compete effectively for users and customers, we will not be able to enhance our operating performance and financial condition.

Competition for users and customers is and, we anticipate, will continue to be intense. If we are not able to compete effectively for users and customers, our business and operating results would be materially and adversely affected.

Our competitors, both domestic and foreign, are companies who compete over the marketing budget of small local businesses and include the following:

•	websites of Jewish communal and other organizations, such as the Union of Orthodox Congregations (www.ou.org) and the Worldwide Chabad Lubavitch Movement (www.chabad.org) that focus on a variety of topics and services including religion, news, Israel, travel, shopping, dating, prayer services; kosher food and education;

•	providers of online marketing solutions such as Solomoto (www.solomoto.co), OrangeSoda, (www.orangesoda.com) and Local Marketing Inc. (www.localmarketinginc.com);

•	search engines such as Google Chrome, Yahoo! and Bing;

•	online listing and directory sites, such as Yelp, Angie’s List and Craig’s List; and

•	traditional media outlets such as print, television, cable and radio.

Many of our existing competitors as well as potential competitors have or will have greater financial resources, substantially larger user bases and may offer a far greater variety of products, services and content than we do. For example, users can search, compare and shop using both Amazon and Google. As a result, our competitors may be in a better position than we are to focus on long-term growth, i.e., focus on acquiring and engaging users and customers, rather than short-term operating results, which could materially and adversely affect our ability to compete in the long-term. Owners and operators of popular websites that currently focus on providing specific services or products to the Jewish community could copy our business strategy and begin to market advertising services and other marketing solutions to business. Similarly, owners and operators of websites that currently have a generic focus could develop alternative sites that focus exclusively on the Jewish market.

In order to compete effectively for advertising spend, the fees that we charge and the scope of the services we provide must be competitive. We believe that our ability to compete effectively for users depends upon many factors both within and beyond our control, including:

•	the popularity, usefulness, ease of use, performance and reliability of our websites compared to those of our competitors;

•	our ability, and the ability of our competitors, to develop new products and services and to enhance existing products and services;

•	the frequency and relative prominence of the ads displayed by us compared to our competitors;

•	our ability to establish and maintain relationships with our customers;

•	changes mandated by, or that we elect to make to address, legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

•	government action regulating competition;

•	our ability to attract, retain and motivate talented employees, particularly sales and marketing personnel as well as engineers, designers and product managers;

•	acquisitions or consolidation within our industry, which may result in more formidable competitors;

•	the size and composition of our user base relative to those of our competitors;

•	our ad targeting capabilities relative those of our competitors;

•	the timing and market acceptance of our advertising services relative to those of our competitors;

•	our marketing and selling efforts relative to those of our competitors;

•	the pricing for the products and services of our customers relative to the products and services of businesses that do not list or advertise on our websites;

•	the return our customers receive from our services compared to the returns they could achieve with our competitors; and

•	our reputation and the strength of our brand relative to that of our competitors.

In recent years, there have been significant acquisitions and consolidation in the technology sector, including by and among our actual and potential competitors. We anticipate that this trend of consolidation will continue and that it will present heightened competitive challenges for our business. Acquisitions by our competitors may adversely impact our existing relationships and our ability to forge new relationships with customers. Consolidation may also enable our larger competitors to offer bundled or integrated products that feature alternatives to our platform. These and other developments may cause declines in user growth, user engagement and customer acquisition.

In order to remain competitive and attract new users and customers, we must develop new products and services. If we fail to do so, we may not be able to generate revenue or increase our revenue base.

Our ability to increase the size and engagement of our user base, attract new customers and generate revenue will depend in part on our ability to create successful new products and services. For example, we currently do not have a mobile application for our service, which limits our users’ ability to access our websites from their mobile devices. In the future, we may invest in new products, services and initiatives to generate revenue, but we cannot assure you that our efforts will be successful. If our strategic initiatives do not enhance our ability to monetize our existing products and services or enable us to develop new approaches to monetization, we may not be able to maintain or grow our revenue or recover any associated development costs and our operating results could be adversely affected. We cannot assure you that we will be able to improve or enhance our existing platform or develop or offer new products and services.

We intend to focus on building our user and customer bases and user engagement rather than short-term operating results.

We intend to prioritize long-term growth over short-term operating results. Specifically, we intend to focus on expanding our user and customer base, broadening our geographic footprint as well as improving the user experience with our platform and on developing new and improved products and services for our customers. We anticipate that some of our decisions may reduce our short-term operating results although we believe they are consistent with our goals to improve the user experience, provide greater benefits to our customers and improve our operating results over the long term. These decisions may not be consistent with the short-term expectations of investors and may not produce the long-term benefits that we expect, in which case our user growth and user engagement, our relationships with customers, and our business and operating results could be harmed. In addition, our focus on the user experience may negatively impact our relationships with our existing or prospective customers. This could result in a loss of customers, which could harm our revenue and operating results.

User growth and engagement depend upon effective interoperation with operating systems, networks, devices, web browsers and standards that we do not control.

Ultimately, we want our platform to be available across a variety of operating systems. In order to deliver high quality products and services, it is important that our platform work well with a range of operating systems, networks, devices, web browsers and standards that we do not control. Thus, the interoperability of our platform with popular devices, web browsers, and desktop and mobile operating systems that we do not control, such as Mac OS, Windows, Android, iOS, Chrome and Firefox will be critical to our future success. Any changes in such systems, devices or web browsers that degrade the functionality of our platform or that give preferential treatment to competitive products or services could adversely affect usage of our websites. Further, if the number of operating systems for which we develop our platform expands, it will result in an increase in our operating expenses. In addition, because we expect that a significant percentage of our users will access our platform through mobile devices, we will be particularly dependent on the interoperability of our platform with mobile devices and operating systems. We may not be successful in developing relationships with key participants in the mobile industry or in developing or modifying our platform to operate effectively with these operating systems, networks, devices, web browsers and standards. In the event that it is difficult for our users to access and use our websites, particularly on their mobile devices, our user growth and engagement could be harmed, and our business and operating results could be adversely affected.

We could incur additional expenses and the loss of users and customers if there is a disruption or degradation in Internet service or Internet access is otherwise impeded.

We depend on the ability of our users to access the Internet seamlessly and at relatively low cost. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including telephone companies, cable companies, mobile communications companies, government-owned service providers, device manufacturers and operating system providers, any of whom could take actions that degrade, disrupt or increase the cost of user access to our websites, which would, in turn, negatively impact our business. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws or practices limiting Internet neutrality, could decrease the demand for, or the use of, our websites, increase our cost of doing business and adversely affect our operating results. We also rely on other companies to maintain reliable network systems that provide adequate speed, data capacity and security to us and our users. As the Internet continues to experience growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure that we and our users rely on may be unable to support the demands placed upon it. The failure of the Internet infrastructure that we or our users rely on, even for a short period of time, could undermine our operations and harm our operating results.

Spam could diminish the user experience on our platform, which could damage our reputation and deter our current and potential users from using our products and services.

“Spam” refers to a range of abusive activities that are prohibited by our terms of service and is generally defined as unsolicited, repeated actions that negatively impact other users with the general goal of drawing user attention to a given account, site, product or idea, misleading links (e.g., to malware or click-jacking pages) or other false or misleading content, adding users to lists and sending invitations. Spam detracts from the user experience. Accordingly, we need to devote considerable resources to combat spam on our platform. Our actions to combat spam require the diversion of significant time and focus of our engineering team from improving our products and services. If spam increases on our platform, it could hurt our reputation for delivering relevant content or reduce user growth and user engagement and result in continuing operational cost to us.

Our business and operating results may be harmed by our failure to timely and effectively scale and adapt our existing technology and infrastructure.

As an Internet company, we will inevitably experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, hardware failure, capacity constraints due to an overwhelming number of people accessing our products and services simultaneously, computer viruses and denial of service or fraud or security attacks. As a business that is focused on providing a service to members of Jewish communities, we may be particularly vulnerable to computer attacks. We rely on third-party hosting services, who may or may not have their own data centers. Accordingly, in the event of a significant issue at the data center supporting most of our network traffic, our websites may become inaccessible to the public or the public may experience difficulties accessing our websites. Any disruption or failure in our infrastructure could hinder our ability to handle existing or increased traffic on our platform, which could significantly harm our business.

As the number of users increases and as user engagement on our websites increases, we may be required to expand and adapt our technology and infrastructure to continue to reliably service the increased traffic to and content on our websites. It may become increasingly difficult to maintain and improve the performance of our websites, especially during peak usage times, as our product offerings become more complex and as user traffic increases. In addition, we cannot assure you that we will be able to increase our data center infrastructure to meet user demand in a timely manner, or on favorable economic terms. If our users are unable to access our websites or we are not able to make information available rapidly on our websites, users may seek other channels to obtain the information, and may not return to our websites or use our websites as often in the future, or at all. This would negatively impact our ability to attract users and customers and increase engagement of our users. We expect to continue to make significant investments to maintain and improve the capacity, capability and reliability of our infrastructure. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and infrastructure to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

If we are unable to maintain and promote our brand, our business and operating results may be harmed.

We believe that maintaining and promoting our brand is critical to expanding our base of users and customers. Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable and innovative website, which we may not do successfully. We may introduce new features, products, services or terms of service that our users and/or customers will not like, which may negatively affect our brand. Additionally, the actions of our customers may affect our brand if users do not have a positive experience using third-party applications or websites integrated with our websites or that make use of content available on our websites. Our brand may also be negatively affected by the actions of users that are hostile or inappropriate to other people, by users impersonating other people, by users identified as spam, by posting negative or offensive comments in the user section of our websites, by users introducing excessive amounts of spam on our platform or by third parties obtaining control over users’ accounts. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not achieve the desired goals. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business and operating results could be adversely affected.

Negative publicity could adversely affect our business and operating results.

Negative publicity about our company, including about the quality and reliability of our platform, changes to our platform, privacy and security practices, litigation, regulatory activity, the actions of our users or user experience with our platform, even if inaccurate, could adversely affect our reputation and the confidence in and the use of our platform. Such negative publicity could also have an adverse effect on the size, engagement and loyalty of our user base and result in decreased revenue, which could adversely affect our business and operating results.

We will rely, in part, on Internet search engines and application marketplaces to drive traffic to our platform, and if we fail to appear high up in the search results or rankings, traffic to our platform could decline and our business and operating results could be adversely affected.

We depend, in part, on Internet search engines, such as Google, Bing and Yahoo!, to drive traffic to our websites. For example, when a user types an inquiry into a search engine, we rely on a high organic search result ranking of our webpages in these search results to refer the user to our websites. However, our ability to maintain high organic search result rankings is not within our control. Our competitors’ search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. For example, Google has integrated its social networking offerings, including Google+, with some of its products, including search, which has negatively impacted the organic search ranking of our webpages. If Internet search engines modify their search algorithms in ways that are detrimental to us, or if our competitors’ SEO efforts are more successful than ours, the growth in our user base could slow. Based on our knowledge of how search engines work and experiences of other websites, we expect our websites to also experience fluctuations in search result rankings, which could adversely impact the number of users visiting our websites. Any reduction in the number of users directed to our mobile applications or websites through application marketplaces and search engines could harm our business and operating results.

In the future, should we develop a mobile application for one or more of our services, we will rely on application marketplaces, such as Apple’s App Store and Google’s Play, to drive downloads of our mobile applications. In the future, Apple, Google or other operators of application marketplaces may make changes to their marketplaces which make access to our platform more difficult.

We need to develop and promote the adoption of our mobile applications, and our business and operating results may be harmed if we are unable to do so.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as net books and tablets, video game consoles, and television set-top devices, has increased dramatically in the past few years. Our business and operating results may be harmed if we fail to develop mobile applications or users do not install our mobile application when they change or upgrade their mobile device. At the present time, we do not have the capital to develop a mobile application, which could be detrimental to our competitive position. In addition, as new devices and platforms are continually being released, users may consume content in a manner that is more difficult to monetize. It is difficult to predict the problems we may encounter in adapting our products and services and developing competitive new products and services that are compatible with mobile devices and platforms and other new devices or platforms. If we are unable to develop products and services that are compatible with mobile devices and platforms and other new devices and platforms, our business and operating results may be harmed.

Our platform may contain undetected software errors, which could harm our business and operating results.

Our existing platform incorporates, and any new platform that we develop will incorporate, complex software. As such, our software may contain errors, bugs or vulnerabilities, which may not be discovered until after the product or service has been released. Any errors, bugs or vulnerabilities discovered in our code after release could result in damage to our reputation, a reduction in the number of users, loss of customers, reductions in revenue and/or operating income, or liability for damages, any of which could adversely affect our business and operating results.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. As we are a Jewish-owned business that focuses on Jewish consumers, we may be particularly susceptible to cyberattacks by hackers. Over the past few years there have been a number of highly publicized acts of violence against Jews and Jewish-owned business. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our product candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

User trust regarding privacy is important to the growth of users and the increase in user engagement on our platform, and privacy concerns could damage our reputation and deter current and potential users and advertisers from using our platform.

Privacy and the integrity of personal information is a major issue for Internet users. Any publicity relating to the disclosure and/or unauthorized use of personal information or other privacy-related matters of our users, even if unfounded, could damage our reputation, cause us to lose users and advertisers, and adversely affect our operating results. While our goal is to comply with applicable data protection laws and regulations, as well as our own posted privacy policies and other obligations we may have with respect to privacy and data protection, the failure or perceived failure to comply may result in negative publicity and damage to our reputation and brand, each of which could cause us to lose users and/or customers, which could have an adverse effect on our business. Any systems failure or compromise of our security that results in the unauthorized access to or release of personal information or data relating to our users or customers could significantly limit user engagement, as well as harm our reputation and brand and, therefore, our business. We expect to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of products and services we offer and increase the size of our user base.

We may face lawsuits or incur liability as a result of content published or made available on our websites.

We may face claims relating to products and services that are made available on or through our websites. In particular, the nature of our business exposes us to claims related to intellectual property rights and personal injury torts. The law relating to the liability of providers of online products or services for activities of their users remains somewhat unsettled, both within the United States and internationally. In addition, the public nature of communications on our network exposes us to risks arising from the creation of impersonation accounts intended to be attributed to our users or customers. We could incur significant costs investigating and defending these claims. If we incur costs or liability as a result of these events occurring, our business, financial condition and operating results could be adversely affected.

We have limited intellectual property rights. However, we believe the intellectual property rights we do have are valuable, and if we don’t protect them effectively the value of our products, services and brand could be adversely affected.

At the present time, our only intellectual property rights include our name — JWiz — and our domain names — www.jwiz.com, www.jwizclassifieds.com, www.jewishyellow.com, www.jewishreferralservice.com and www.jewishmasterguide.com. These rights are important as, in our view, they provide us with brand identity. In order to protect these rights, to the extent we are able, we intend to register these assets as trademarks, trade names and/or service marks as well as obtain copyright protection for them. We cannot assure we will be able to register these marks or that, even if we are successful in registering them, that such registrations offer absolute protection against unauthorized use or piracy. In addition, effective protection of trademarks and domain names is expensive and difficult to maintain, both in terms of application and registration costs as well as the cost of defending and enforcing those rights. We may be required to protect our rights in an increasing number of countries, a process that is expensive and may not be successful or which we may not pursue in every country in which our products and services are distributed or made available.

We may also rely on non-patented proprietary information and technology, such as trade secrets, confidential information, know-how and technical information. To protect this type of intellectual property we may rely on a combination of trade secret laws as well as confidentiality and license agreements with employees, consultants and other third parties. Even if we enter into agreements with employees and third parties that place restrictions on the use and disclosure of this intellectual property, these agreements may be breached or this intellectual property may otherwise be disclosed or become known to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property.

Significant impairments of our intellectual property rights and limitations on our ability to assert our intellectual property rights against others could harm our business and our ability to compete. Also, obtaining, maintaining and enforcing our intellectual property rights is costly and time consuming. Various events outside of our control pose a threat to our intellectual property rights as well as our products, services and technologies. For example, we may fail to obtain effective intellectual property protection, or effective intellectual property protection may not be available in every country in which our products and services are available. In addition, the efforts we have taken to protect our existing intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. We cannot assure you that our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to ours and compete with our business. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We may, in the future, become party to intellectual property rights claims that are expensive and time consuming to defend, and, if resolved adversely, could have a significant adverse impact on our business, financial condition or operating results.

In order to develop and maintain our websites, we rely on existing technologies for which we obtained licenses to the extent necessary. Nevertheless, we cannot assure you that we will not be a targeted for claims of violating the intellectual property rights of others. Many Internet and technology companies that own large portfolios of patents, trademarks, trade names and copyrights frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights. Many of these companies are substantially larger than we are and have significantly greater financial and human resources than we do, which could make us a target for litigation as we may not be able to assert counterclaims against parties that sue us for patent or other intellectual property infringement. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert claims in order to extract value from technology companies. Further, from time to time we may introduce new services, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. Customer may also discontinue use of our products, services and technologies as a result of injunctions or otherwise, which could result in loss of revenue and adversely impact our business.

There may be intellectual property or other rights held by others, including issued or pending patents, that cover significant aspects of our products and services, and we cannot be sure that we are not infringing or violating, and have not infringed or violated, any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future. Any claim or litigation alleging that we have infringed or otherwise violated intellectual property or other rights of third parties, with or without merit, and whether or not settled out of court or determined in our favor, could be time-consuming and costly to address and resolve, and could divert the time and attention of our management and technical personnel. The outcome of any litigation is inherently uncertain, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, plaintiffs may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required, or choose, to enter into royalty or licensing arrangements, such arrangements may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue use of the technology. The development or procurement of alternative non-infringing technology could require significant effort and expense or may not be feasible. An unfavorable resolution of the disputes and litigation referred to above could adversely affect our business, financial condition and operating results.

Natural disasters, including earthquakes, fire, power outages, floods and other catastrophic events, and man-made problems, such as acts of terrorism could have a material adverse impact on our operations.

A significant natural disaster, such as an earthquake, fire, flood or significant power outage, could have a material adverse impact on our business, operating results, and financial condition. In October 2012, Super Storm Sandy caused major damage along the Atlantic Coast, including New York City. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problem at our data centers could result in lengthy interruptions to our services. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. Given the start-up nature of our business, we do not yet have a disaster recovery plan nor do we carry business interruption insurance to compensate us for the potentially significant losses, including the potential harm to our business, which may result from interruptions in our ability to provide our products and services.

If we conduct business internationally, we will be subject to risks associated with international operations.

As part of our growth strategy we are contemplating establishing sales offices in various markets in Canada, Europe, Latin America and Asia-Pacific that have significant Jewish populations. We have no experience operating in foreign markets. Establishing operations in foreign jurisdictions may be difficult, complex and expensive, and will likely require significant investment in terms of financial and human resources and can also be complex. If we expand outside the United States, our business requires significant management attention, which could negatively affect our business if it diverts their attention from their other responsibilities. In the event that we are unable to manage the complications associated with international operations, our business prospects could be materially and adversely affected. In addition, doing business with foreign customers subjects us to additional risks and uncertainties that we do not generally face in the United States, including the following:

•	management, communication and integration problems resulting from cultural differences and geographic dispersion;

•	localization of products and services, including translation of foreign languages;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties supporting international operations;

•	difficulties supporting customer services;

•	changes in economic and political conditions;

•	impact of trade protection measures;

•	currency issues, including exchange rate fluctuations;

•	competition from companies with international operations, including large international competitors and entrenched local companies;

•	potentially adverse tax consequences, including foreign tax systems and restrictions on the repatriation of earnings;

•	maintaining and servicing computer hardware in distant locations;

•	keeping current and complying with a wide variety of foreign laws, regulations, rules and legal standards, including local labor laws, consumer protection laws, workplace safety rules, price controls;

•	securing or maintaining protection for our intellectual property; and

•	reduced or varied protection for intellectual property rights, including the ability to transfer such rights to third parties, in some countries.

The occurrence of any or all of these risks could adversely affect our international business and, consequently, our results of operations and financial condition.

We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.

If we conduct a material portion of our business outside of the United States but report our financial results in U.S. dollars, we face exposure to adverse movements in currency exchange rates. Our foreign operations will be exposed to foreign exchange rate fluctuations as the financial results are translated from the local currency into U.S. dollars upon consolidation. Specifically, the U.S. dollar cost of our foreign operations will be influenced by any movement in the currency exchange rates. Such movements may have a negative effect on our financial results. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Conversely, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.

Risks Relating to Our Securities

There is not now, and there may never be, an active and orderly trading market for our common shares.

On or about the effective date of the registration statement of which this prospectus is a part, our common shares will begin to trade on the Nasdaq Capital Market. This will be the first time investors can buy and sell our common shares on either a stock exchange or through an over-the-counter electronic quotation system. Nevertheless, an active trading market for our common shares may never develop or be sustained. As a result, investors in our common shares must be able bear the economic risk of holding those shares for an indefinite period of time. In addition, we cannot assure that we will, in the future, continue to meet the listing standards of the Nasdaq Capital Market or those of any other national securities exchange, in which case our common shares may be “delisted.” In that event, our common shares will be quoted on an-over-the-counter quotation system. In those venues, you may find it difficult to obtain accurate quotations as to the market value of your common shares and it be difficult to find buyers to purchase your common shares and relatively few market makers to support its price. As a result of these and other factors, you may be unable to resell your common shares at or above the price for which you purchased them, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using our common shares as consideration.

The price for our common shares may be influenced by numerous factors, many of which are beyond our control, resulting in extreme volatility.

The trading price of our common shares is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	our operating results and financial condition;

•	additions or departures of key personnel;

•	changes in laws or regulations applicable to our business;

•	disputes or other developments relating to patents and other proprietary rights that are critical to our business;

•	our dependence on third parties, including suppliers, distributors and strategic partners;

•	failure to meet or exceed any financial guidance or expectations that we may provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	failure to meet or exceed the estimates and projections of the investment community;

•	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	conditions or trends in the technology, e-commerce and related sectors;

•	changes in consumer preferences regarding the use of the Internet and online services;

•	introduction of new services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to maintain an adequate rate of growth and manage such growth;

•	issuances of debt or equity securities;

•	sales of our common shares by us or our shareholders in the future, or the perception that such sales could occur;

•	trading volume of our common shares;

•	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;

•	general political and economic conditions;

•	effects of natural or man-made catastrophic events; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common shares, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common shares.

FINRA sales practice requirements may limit your ability to buy and sell our common shares.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. Because these FINRA requirements are applicable to our common shares, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common shares, which may limit the ability of our shareholders to buy and sell our common shares and could have an adverse effect on the market for and price of our common shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our common shares that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of us, the trading price for our common shares could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our common shares or publish inaccurate or unfavorable research about our business, the price of our common shares would likely decline. If one or more of these analysts cease to cover us or fail to publish reports on us regularly, demand for our common shares could decrease, which might cause a decline in the price and trading volume of our common shares.

We have a substantial number of shares of authorized but unissued capital stock, and if we issue additional shares of our capital stock in the future, our existing shareholders will be diluted.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 common shares and up to 2,000,000 preferred shares with the rights, preferences and privileges that our board of directors may determine from time to time. Immediately after the consummation of this offering, we will have no preferred shares outstanding and ________ common shares issued and outstanding, which represents ___% of our total authorized shares of common stock. Thus, we have the ability to issue substantial amounts of common shares in the future.

Sales of a substantial number of our common shares in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common shares. In addition to capital raising activities, which we expect to continue to pursue in order to raise the funding we will need in order to continue our operations, other possible business and financial uses for our authorized capital stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of our capital stock, issuing shares of our capital stock to partners or other collaborators in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our equity compensation plans, or other transactions and corporate purposes that our board of directors deems are in our best interests. Additionally, shares of our capital stock could be used for anti-takeover purposes or to delay or prevent changes in control or our management. Any future issuances of shares of our capital stock may not be made on favorable terms or at all, they may not enhance shareholder value, they may have rights, preferences and privileges that are superior to those of our common shares, and they may have an adverse effect on our business or the trading price of our common shares. The issuance of any additional common shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding common shares. Additionally, any such issuance will reduce the proportionate ownership and voting power of all of our current shareholders.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of the representative during the period ending 180 days from the date of this offering in the case of our directors and officers and 90 days from the date of this offering in the case of us and certain shareholders, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of our common shares, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common shares or securities convertible into or exercisable or exchangeable for common shares or any other securities of ours or publicly disclose the intention to do any of the foregoing. After the lock-up agreements with our directors and officers pertaining to this offering expire 180 days from the date of this offering unless waived earlier by the managing underwriter, all of our outstanding common shares will be eligible for sale in the public market. Sales of a significant number of these common shares in the public market could reduce the market price of the common shares.

The elimination of personal liability against our directors and officers under New York law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our certificate of incorporation and our bylaws eliminate the personal liability of our directors and officers to us and our shareholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under New York law. Further, our certificate of incorporation and our bylaws and individual indemnification agreements we intend to enter with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by New York law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our shareholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our shareholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any dividends on our common shares and do not anticipate paying any dividends in the foreseeable future. Any future payment of cash dividends in the future would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of our board of directors. Our shareholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

Notwithstanding the foregoing, we have agreed to pay a dividend equal to the lesser of (i) three percent (3%) of our total market capitalization on the date of this prospectus and (ii) the maximum amount allowed under New York law. The record and payment dates for the dividend will be determined by our board of directors and will depend on our 2017 consolidated financial statements. However, we cannot assure you that we will be permitted to pay a dividend under the relevant provisions of the New York Business Corporation Law (the “NYBCL”).

Risks Relating to this Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common shares. As a result, based upon the assumptions set forth in “Dilution,” investors purchasing common shares in this offering will incur immediate dilution of $_.__ per share, based on the public offering price of $______ per common share. See “Dilution” for a more complete description of how the value of your investment in our common shares will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

Management will have considerable discretion in the application of such proceeds. Shareholders will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our common shares. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

After this offering, management will continue to significantly influence and have effective control over all matters submitted to shareholders for approval and may act in a manner that conflicts with the interests of other shareholders.

Immediately after this offering is consummated, our officers and directors will own, in the aggregate ____ common shares, representing __% of the total number of outstanding common shares. Thus, these individuals will have effective control over all corporate actions, including the election of directors and all other matters requiring shareholder approval, whether pursuant to the NYBCL or our certificate of incorporation. This concentration of ownership, particularly in light of the ownership limitations imposed on other shareholders, could have an adverse impact on the market price of our common shares.

Our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, accounts receivable and sales allowances, useful lives of property and equipment, income taxes and contingent liabilities. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities.

We may encounter difficulties in managing our development and expansion, which could disrupt our operations.

As of November 1, 2016, Jewish Marketing Solutions had 22 full-time employees, and in connection with being a public reporting company, we expect to increase our number of employees and the scope of our operations. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. For example, as we grow our business, we will need to upgrade our enterprise resource planning, or ERP, system. Our ERP system is critical to our ability to accurately maintain books and records, keep track of client data and usage and other metrics, marketing and sales information, and prepare our consolidated financial statements. The implementation of a new ERP system will require the investment of significant financial and human resources. In addition, we may not be able to successfully complete the full implementation of the ERP system without experiencing difficulties. Any disruptions, delays or deficiencies in the design and implementation of the new ERP system could adversely affect our ability to monitor our business and prepare our financial statements on an accurate and timely basis.

Also, members of our management team may need to divert a disproportionate amount of their attention away from their day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expanded operations could lead to significant incremental operating costs and may divert financial resources from other projects, such as our strategy to build our user and customer bases. If management cannot effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to increase our revenue and profits could be jeopardized and we may not be able to implement our overall business strategy. Our future financial performance and our ability to grow our business and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

Our future success will depend, in part, on our ability to retain key personnel and to attract additional qualified management, sales and technical personnel.

Our success depends to a significant degree upon the skills and effectiveness of our officers and key personnel. Our success also will depend upon our ability to attract and retain additional qualified management, marketing, technical, and sales executives and personnel. We do not maintain key person life insurance for any of our officers or key personnel. The loss of any of our key executives, or the failure to attract, integrate, motivate, and retain additional key personnel could have a material adverse effect on our business.

We compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. We cannot assure you that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, as a public reporting company, we must establish and maintain effective disclosure and financial controls. Accordingly, we may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and maintain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from product development efforts. In addition, the rules and regulations of the SEC and any national securities exchange to which we may be subject in the future impose numerous requirements on public companies, including requirements relating to our corporate governance practices, with which we will need to comply. Further, we will be required to, among other things, file annual, quarterly and current reports with respect to our business and operating results. Finally, our management and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations, and our efforts and initiatives to comply with those requirements could be expensive.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Pursuant to Section 404 of the Sarbanes-Oxley Act, management will not be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting until we file our annual report for the year ending December 31, 2017. We have not conducted an assessment of our internal control over financial reporting (in accordance with the SEC’s guidance under Section 215.02 of the SEC’s Compliance and Disclosure Interpretations on Regulation S-K).

If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. As a consequence, we may not be able to complete any necessary remediation process in time to meet our deadline for compliance with Section 404 of the Sarbanes-Oxley Act. Also, we cannot assure you that we will not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. The presence of material weaknesses could result in financial statement errors which, in turn, could require us to restate our operating results.

If we are unable to conclude that we have effective internal control over financial reporting or if our independent auditors are unwilling or unable to provide us, when required, with an attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, investors may lose confidence in our operating results, the price of our common shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to obtain listing on a national securities exchange such as the Nasdaq Capital Market.

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods and impair our ability to comply with the accounting and reporting requirements applicable to public companies.

During the course of the preparation of our 2015 consolidated financial statements, we identified a material weakness in our internal control over financial reporting as a result of a lack of sufficient segregation of duties within the finance and accounting function. In addition, we determined that we lack qualified personnel within the finance and accounting function who possess an appropriate level of expertise to effectively assess risk and design appropriate control activities over financial and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. In making this determination, management used the framework set forth in the report entitled Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, which summarizes each of the components of a company’s internal control system, including (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring. We are in the process of evaluating these weaknesses and the steps we must take to remediate them. If not properly remediated, these weaknesses could result in material misstatements in our financial statements in future periods and impair our ability to comply with accounting and reporting requirements.

We also cannot be certain that other material weaknesses and control deficiencies will not be discovered in the future. In addition, if our remediation efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately or on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the trading price of our common stock to decline. As a result of any such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition, or divert financial and management resources from our core business.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We intend to avail ourselves of these reduced disclosure obligations. In particular, in this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Relating to Our Organization and Structure

Certain provisions of New York law could inhibit changes in control.

Various provisions of the NYBCL may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of our common shares. For example, we are subject to the “business combination” provisions of the NYBCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested shareholder” (defined generally as any person who beneficially owns 20% or more of our then outstanding voting capital shares or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder. After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of directors and approved by the affirmative vote of a majority of the votes entitled to be cast by holders of our voting capital shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These provisions do not apply if holders of our common shares receive a minimum price, as defined under New York law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its common shares. They also do not apply to business combinations that are approved or exempted by a board of directors prior to the time that the interested shareholder becomes an interested shareholder.

Our authorized but unissued common and preferred shares may prevent a change in our control.

Our certificate of incorporation authorizes us to issue additional authorized but unissued common or preferred shares. After this offering is completed, we will have ________ authorized but unissued common shares (____________ if the over-allotment option is exercised in full) and 2,000,000 authorized but unissued preferred shares, all of which are available for issuance at the discretion of our board of directors. As a result, our board of directors may establish a series of common or preferred shares that could delay or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Our rights and the rights of our shareholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our certificate of incorporation limits the liability of our present and former directors to us and our shareholders for money damages to any breach of duty in such capacity, if a judgment or other final adjudication adverse to a present or former officer or director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the NYBCL. Section 719 of the NYBCL limits director liability to the following four instances:

•	declarations of dividends in violation of the NYBCL;

•	a purchase or redemption by a corporation of its own shares in violation of the NYBCL;

•	distributions of assets to shareholders following dissolution of the corporation without paying or providing for all known liabilities; and

•	making any loans to directors in violation of the NYBCL.

Our certificate of incorporation and bylaws authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by the NYBCL. In addition, we may be obligated to pay or reimburse the defense costs incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification.

Our bylaws contain provisions that make removal of our directors difficult, which could make it difficult for our shareholders to effect changes to our management.

Our bylaws provide that a director may be removed by either the board of directors or by shareholders for cause. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum, unless the vacancy occurred as a result of shareholder action, in which case the vacancy must be filled by a vote of shareholders at a special meeting of shareholders duly called for that purpose. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements after the date of this prospectus to confirm these statements in relationship to actual results or revised expectations.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of our common shares in this offering, assuming the shares are sold at the midpoint of the range, will be approximately $_________ (or approximately $_________ if the representative exercises its over-allotment option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purpose of this offering is to generate growth capital that will enable us to expand our business. We intend to use the net proceeds from this offering to establish additional sales offices, initially throughout the United States and, longer term, in Canada, Europe, Latin America and Asia-Pacific, that we hope, will increase our customer base, and to fund new advertising and promotional programs that, we hope, will result in an increased user base. As a result, we believe, revenues will increase. The balance of the net proceeds will be used for working capital and general corporate purposes.

The table below sets forth our estimated use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions.

	Amount	Percentage
Costs associated with opening new sales offices
Marketing and promotional expenses
Website, mobile application and service development
Repayment of outstanding indebtedness
Working capital and general corporate purposes
Total

•	We plan to expand our operations by establishing additional sales offices in various markets throughout the United States and, longer term, possibly in Canada, Europe, Latin America and Asia-Pacific as well. The number of new sales offices that we will establish and the costs associated therewith will depend on a variety of factors including whether the sales offices or independently or company owned, the cost of living in the particular location and the size of the office. The amounts allocated to this use of proceeds include costs and expenses relating to (i) finding suitable locations and space for the offices, (ii) entering into lease or occupancy arrangements for the spaces, (iii) renovating and/or furnishing the spaces to meet our needs, (iv) recruiting and training new sales and marketing personnel, (v) developing marketing and advertising programs for the specific geographic locations and (vi) maintaining and operating the sales offices, including the payment of advance sales commissions, until such time as it is generating sufficient revenues to be self-sufficient.

•	Marketing and promotional expenses including expenses related to promoting our services and our brand to potential users and customers as well costs associated with developing of strategic alliances and relationships. These expenses and costs may include:

o	online advertising;
o	search engine optimization;
o	social networking;
o	hiring a public relations firm; and
o	offline/traditional advertising.

•	Website and service development expenses include expenses incurred to enhance, expand and improve our websites, to develop and launch mobile applications and new services, to develop new applications and general research and development in general. It also includes expenses relating to programming, content creation and design.

•	We plan to repay in full the outstanding balance on a $250,000 Business Line of Credit from JPMorgan Chase Bank, N.A. Dag Jewish Directories, Inc., a wholly-owned subsidiary of Jewish Marketing Solutions, is the borrower and amounts drawn from the credit facility are used to fund the operations of Jewish Marketing Solutions. At September 30, 2016, the balance outstanding under the line of credit was $235,000. Currently, outstanding balances accrue interest at the rate of 4% per annum. Interest is payable monthly in arrears until all amounts outstanding, principal and accrued interest, are paid in full. The bank has the right to demand payment at any time. The borrower has the right to prepay the outstanding balance, in whole or in part, at any time. All outstanding balances under the line of credit are secured by all of the borrower’s “business assets,” including inventory, equipment, accounts, general intangibles, chattel paper, documents, instruments, and letter of credit rights. The obligations of the borrower under the credit line are unconditionally guaranteed, jointly and severally, by Avi Shefi and Assaf Ran. If an “Event of Default” occurs, all amounts outstanding become immediately due and payable and accrue interest at the “default rate” until paid. The default rate is the interest rate calculated as described above plus 3%.

•	General corporate purposes include the following:

o	paying accrued but unpaid consulting fees and management fees to Assaf Ran and Avi Shefi estimated to be approximately $_____;

o	hiring additional personnel;
o	acquiring and enhancing our operating, support and management systems;
o	capital expenditures for computers and other equipment; and
o	other routine and recurring general and administrative costs.

Working capital may also be applied to acquisitions, although we do not have current plans, agreements or commitments for any acquisition. Any proceeds from the exercise of the option we granted to the underwriters to purchase additional common shares from us will be added to working capital.

We will retain broad discretion in the allocation of the net proceeds of this offering within the categories listed above. We may also use portions of the net proceeds for other purposes. The amounts actually expended and their uses will depend on a number of factors, including the amount of our future revenues and the other factors described under “Risk Factors.” Pending their use, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.

We expect that the net proceeds from this offering, together with cash flow from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following the consummation of this offering. We may be required to seek additional sources of capital sooner if:

•	operating assumptions change or prove to be inaccurate,

•	we consummate any acquisitions of significant businesses or assets, or

•	we further accelerate our expansion plans and enter new markets more rapidly.

DIVIDEND POLICY

Except as set forth below, we have never declared nor paid any dividends on our common shares and do not anticipate paying cash dividends to holders of our common shares in the foreseeable future. Any determination to pay dividends on our common shares in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and covenants in our existing financing arrangements and any future financing arrangements.

Notwithstanding the foregoing, we have agreed to pay a dividend equal to the lesser of (i) 3% of our total capitalization as of the date of this prospectus and (ii) the maximum amount that we can pay under section 510 of the NYBCL. Section 510 of the NYBCL provides that a corporation may declare and pay dividends except when the corporation is insolvent or the payment of the dividend would render the corporation insolvent and that dividends may be paid out of surplus (i.e., the amount by which the net assets of the corporation remaining after the payment of such dividend at least equals the amount of its stated capital or, if it does not have surplus, out of its net profits for the fiscal year in which the dividend is paid or the preceding fiscal year.) The exact amount of the dividend and the record and payment dates for the dividend will be determined by our board of directors. However, we cannot assure you that we will be permitted to pay a dividend under the relevant provisions of the BCL. Except as set forth above, we have no plans to pay any other dividends.

DILUTION

If you invest in JWiz common shares in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per common share and the pro forma, as adjusted net tangible book value per common share after giving effect to this offering. The pro forma data gives effect to the Merger, including the issuance of ________ common shares to the members of Jewish Marketing Solutions, as if it occurred on January 1, 2016. Pro forma, as adjusted net tangible book value gives effect to the foregoing pro forma adjustments as well as to the sale of ___________ common shares at the initial public offering price of $_____ per common share and the receipt by us of approximately $________ of net proceeds therefrom.

The pro forma net tangible book value of JWiz at September 30, 2016 was $____________ million, or $________ per pro forma common share outstanding. After giving effect to the sale of _________ common shares in this offering at an assumed initial offering price of $___ per common share, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, the pro forma as adjusted net tangible book value of JWiz at September 30, 2016 would have been approximately $____, or $____ per common share. This represents an immediate increase in net tangible book value of approximately $____ per common share to existing shareholders, and an immediate dilution of $____ per share to investors purchasing common shares in this offering.

Dilution in net tangible book value per common share represents the difference between the amount per common share paid by purchasers of our common shares in this offering and the net tangible book value per common shares immediately after this offering.

The following table illustrates the per common share dilution to investors purchasing shares in the offering:

Public offering price per share
$
Pro forma net tangible book value per common share outstanding as at September 30, 2016	$
Increase in pro forma net tangible book value per common share outstanding attributable to new investors
Pro forma, as adjusted net tangible book value per common share outstanding after this offering
Dilution per common share to new investors

The information above assumes the representative does not exercise the over-allotment option. If the representative exercises the over-allotment option in full, the pro forma, as adjusted tangible net book value of JWiz at September 30, 2016 would have been $_______, reflecting an immediate dilution of $___ per common share to investors purchasing common shares in this offering.

The following table summarizes, as of September 30, 2016, differences between our existing shareholders and investors who purchased common shares in this offering with respect to the number of common shares purchased, the total consideration paid and the average price per common share paid.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Founding shareholders (1)			$		$
Other existing shareholders (1)			$		$
New investors (2)			$		$
Total		100.0	$	100.0

(1)	Does not include any shares underlying unexercised warrants and options.
(2)	Based on an assumed initial public offering price per common share of ____.

The information above assumes the representative does not exercise its over-allotment option. If the representative exercises its over-allotment option in full, the investors in this offering will purchase ___________ common shares for an aggregate gross purchase price of $ ___________ million ($___________ after deducting underwriting discounts and commissions and other estimated offering expenses payable by us), representing approximately ___% of the total consideration for ___% of the total number of issued outstanding common shares and the dilution to new investors will be $____ per share, or __%.

CAPITALIZATION

The following table reflects our capitalization as of September 30, 2016 as follows:

•	with respect to Jewish Marketing Solutions, on an actual basis; and

•	with respect to JWiz, on a pro forma basis, as adjusted basis taking into account the (i) Merger, including the issuance of ____ common shares in connection therewith as if it occurred on January 1, 2016, and (ii) sale of the common shares offered by us in this prospectus, after deducting $_________, representing the underwriting discounts and commissions and other estimated expenses of this offering.

You should read this table together with the information contained in this prospectus, including the historical financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2016
	(Actual)	(Pro Forma, As Adjusted)
Line of credit	$235,000	$
Equity:
Preferred shares, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding		$
Common shares, $0.001 par value, 10,000,000 shares authorized; ________ shares issued and outstanding pro forma; and _______ shares issued and outstanding, pro forma, as adjusted
Additional paid in capital
Members’ (deficit)	(436,808)
Retained earnings (deficit)

Total shareholders’ equity

Total capitalization	$(201,808)	$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and notes thereto contained elsewhere in this report. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements.

Overview

We offer marketing solutions, including online advertising and sales promotions, lead generation, social media networking, website design, development and hosting and search engine optimizations, to small, local businesses. Our solutions provide these businesses with greater exposure and access to Jewish consumers, a highly desirable market segment, in their geographic area. Our solutions are simple, affordable and comprehensive and are offered at a fixed rate payable in a single or in multiple installments.

Generally, small businesses that focus on servicing the local community in which they operate do not have available to them a cost-effective online marketing solution due to their relatively small size, limited marketing budgets and the limited scope of their market. Also, they often lack the human and financial resources to manage a continuous and effective online presence. Consumers, however, are increasingly turning to the Internet to find local vendors. Our mission is to bridge this gap by providing small local businesses with an affordable and robust marketing solution that provides them with an online presence and a variety of marketing strategies and tools to attract new customers as well as access to Jewish consumers. In addition, we differentiate ourselves from most of our competitors by offering our customers individualized personal service. We refer to this as “the last analog mile in the age of digital marketing.”

Since the beginning of 2014, we have been transitioning from operating as a traditional paper-based publisher of print business directories to operating as a provider of online marketing services. Our primary focus during this period has been to prove the viability of our business strategy. We believe we have achieved this goal as evidenced by our ability to develop and offer an array of online marketing services that specifically address the needs of small, local business, our success in marketing and selling these services to our targeted customer base primarily through local independent sales agencies and by developing and building an online platform on which we can execute our online marketing strategies on behalf of our customers. In terms of our online platform, we have created several websites that target Jewish communities in the metropolitan areas in which we operate. These websites — www.jwiz.com, www.jwizclassifieds.com, www.jewishyellow.com—, www.jewishreferralservice.com and www.jewishmasterguide.com attract visitors daily and, thus, are an effective platform for businesses who want to promote their products and services directly to the Jewish community regardless of whether their products and services are specifically intended for that community. These sites are a destination point for the Jewish community, which, in turn, attracts additional advertisers. Throughout this transition, we have maintained the in-person nature of our service, which we believe to be a key benefit our customers find attractive and an important component of our strategy, despite the demands it places on our financial and human resources. For the reason set forth above and because our revenue model does not depend on traffic or transactions executed on or through our website, we have not devoted any financial resources, time and attention to evaluating our user base or measuring the user experience. However, user engagement and the user experience is important to our business. Thus, over the next few years, even as we continue to focus on expanding our customer base, we will also focus on building our user base and on developing analytics that will allow us, our investors and the greater financial community to assess the efficacy of our online marketing strategies in a meaningful way. To that end, a significant portion of the net proceeds of this offering are dedicated to sales and marketing efforts directed to the Jewish communities in which we operate and improving the front and back ends of our website to enhance the user experience. Once we have achieved these goals, we will be in a better position to provide investors with more granularity on usage and traffic.

We believe that we can achieve and sustain revenue growth and profitability by expanding into new markets that have significant Jewish populations, whether in United States or in Canada, Europe, Latin America and Asia-Pacific. We have already established independent sales offices in selected communities or markets with significant Jewish populations, including the metropolitan New York area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester counties in New York and northern New Jersey; Rochester, New York; Miami and Boca Raton, Florida; Los Angeles, California; and Minneapolis, Minnesota. Through these independent sales offices, we solicit advertisers from among the local businesses, offering our array of online marketing solutions, as well as promote our websites to the members of that particular Jewish community. Ultimately, our goal is to become the premier provider of online marketing solutions to small, local businesses and to become the primary online destination for Jewish consumers. To achieve this goal, we will continue to focus our marketing efforts on building our user and customer bases.

Business Model

Our basic business model is to sell online marketing solutions to our customers, which are predominately small local businesses. We offer an array of online marketing solutions including listings in our online directories, online advertising, referral services, website design, development and maintenance and social networking. We generate all of our revenue from selling these solutions. The fee for our services is paid either in one lump payment or in several payments spread out over several months. We believe that our customers are attracted to us because our primary user base, the Jewish community, is a desirable market segment, and because we provide them with a service – online marketing solutions — that not only targets a desirable market segment but do so in a cost-effective way. In addition, we believe that one of our principal competitive advantages is that we take a “hands on” approach, providing our customers with the superior customer service that includes our knowledge and understanding of the needs of small local business and the limitations that such businesses face.

At the same time we are looking to grow our customer base, we are also looking to grow our user base. Our principal target market in terms of users is the Jewish community, which, although small in numbers, is relatively highly educated and affluent. In other words, it is a desirable market segment, particularly for small, local business. Our goal is to become the primary online destination for this market segment in designated geographic locations chosen because of the size of the local Jewish community. We plan to achieve this goal not only by offering access to our customer base but also by offering a significant amount of content particularly relevant to members of the Jewish community. We have a fair amount of content on our websites currently but our plan is to increase that amount significantly primarily through hyperlinks and through strategic partnerships with various national, regional and local Jewish organizations, news sites and other online content providers.

In order to execute our strategy, we plan to establish local and regional sales offices in a several geographic areas over the next few years in order to increase our footprint and user base throughout the United States. Longer term, we hope to also establish local sales offices in Canada, Europe, Latin America and Asia-Pacific, in which there are located sizeable Jewish communities as well. In addition, we plan to undertake an aggressive advertising and promotional campaign in order to establish and enhance our brand identity. Finally, we intend to invest in technology to allow users greater access to our websites. In addition, we differentiate ourselves from most of our competitors by offering our customers individualized personal service. We refer to this as “the last analog mile in the age of digital marketing.” We believe these steps will lead to increases in our customer base, our user base and, ultimately, our revenues and profits.

Strategy

Jewish Marketing Solutions was formed in September 2010 to provide advertising and marketing solutions to local businesses that target the Jewish community of the metropolitan New York area. In late 2013, the owners of Jewish Marketing Solutions decided to change the company’s focus from publishing and printing business directories to becoming a provider of online marketing solutions and, as part of that strategy, the company would significantly enhance its directories online. In addition, they decided that the company should expand into new markets that have sizeable Jewish communities. As the company’s president, Avi Shefi has been leading the execution of that strategy for the last three years. During that period, he focused on establishing and expanding the company’s online presence, creating various online marketing strategies to market to existing and potential customers, building and training our sales force to meet the challenges of competing in a digital environment and migrating the company’s flagship products – the print directories – to the Internet. During the last three years, we have digitalized our operations, successfully moving from print to online directories. In doing so, we have managed to efficiently maintain the in-person nature of our service, which we believe to be a key benefit our customers find attractive and an important component of our strategy, despite the resources it demands from us. As a result of Mr. Shefi’s efforts over the last three years, we are now able to begin marketing our services in earnest in those markets in which we currently operate.

The next phase of our growth strategy is to expand our operations into new markets by establishing independent sales offices in geographic areas with substantial Jewish communities. Ultimately, our success will depend, in part, on the scalability of our business model and our ability to generate traction with customers and users outside of the New York market, both within and without the United States. We cannot assure you that we will be successful in this regard. With the exception of the New York sales office, which it partially owns, the existing sales offices are independently owned and operated. We intend to continue to use this model after the offering. Under this model, the independent sales office will have the exclusive right to market and sell our services within a defined geographic area. In addition, we will provide sales training, administrative services (such as legal, accounting and information technology) and seed capital in the form of advances against commissions to be earned for a specified period. Once that period expires, the independent sales office will be responsible for all of its operating expenses and capital expenditures. As consideration, the independent sales office will pay us 50% of the revenue it generates from selling our marketing solutions. We believe this model had several advantageous, the most important being that it reduces our operating costs. Notwithstanding our commitment to this model, we may establish company-owned sales offices if we believe there are advantages to doing so.

Our goal is to deliver long-term value for our shareholders by growing our business and generating attractive returns. We seek to accomplish this by generating consistent and attractive profits while managing our capital prudently. We have built a company that is entrepreneurial and highly efficient, using our technology platform and leveraging the knowledge and expertise of our highly experienced employees in our daily operations. We believe that we have differentiated ourselves from our competitors by effectively leveraging technology, our knowledge and understanding of our customer and user bases and by vigilantly controlling expenses

Corporate History and Restructuring

JWiz was organized as a New York corporation in June 2016. Jewish Marketing Solutions was organized as a New York limited liability company in September 2010 by Assaf Ran and Avi Shefi, both of whom have extensive experience in selling marketing solutions to small local businesses. Since its formation, JWiz has not engaged in any business or other activities other than those related to this offering, including entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Jewish Marketing Solutions, pursuant to which Jewish Marketing Solutions will merge with and into JWiz. In this prospectus, we refer to this transaction as the “Merger.” Pursuant to the terms of the Merger Agreement, JWiz will issue an aggregate of _____ common shares to the former members of Jewish Marketing Solutions; the surviving corporation will be called “JWiz, Inc.”; Yoram Evan, JWiz’s sole officer and director prior to the Merger will become JWiz’s executive chairman; Avi Shefi, the president of Jewish Marketing Solutions will become JWiz’s president and chief executive officer; Bardha Deda, the chief financial officer of Jewish Marketing Solutions will become the chief financial officer of JWiz; and JWiz’s charter and bylaws in effect prior to the Merger will continue in full force and effect subsequent to the Merger. As a result of the Merger, JWiz will acquire all of the assets and assume all of the liabilities of Jewish Marketing Solutions and all of Jewish Marketing Solutions’ employees will become JWiz employees. The Merger will treated as a recapitalization of Jewish Marketing Solutions.

Emerging Growth Company

We are an “emerging growth company”, as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company we can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to avail ourselves of these reduced disclosure obligations. As a result, our financial statements may not be comparable to those of other public companies that have not chosen or may not chose to take advantage of these provisions and, consequently, some investors may deem our securities less attractive as an investment relative the securities of those other companies. This could have a material adverse impact on the market price of our common shares.

We could be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenue are $1.0 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, we evaluate our estimates, including those related to the accounts receivable and sales allowances, useful lives of property and equipment, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Assessment of Company’s Ability to Continue as a Going Concern

The Company has made various significant estimates in assessing its ability to continue as a going concern at December 31, 2015. These estimates include projecting future revenues and customer contract generation, agency commission rates and administrative expenses.

Revenue Recognition

We recognize revenue when all of the following conditions are satisfied:

•	there is persuasive evidence of an arrangement;

•	the service has been or is being provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the customer is fixed or determinable.

Our revenues are derived from annual fixed-price marketing services contracts and from providing a bundled online and digital marketing solution to our customers, which consists of online advertising and sales promotions, lead generation, website design, development and hosting and search engine optimizations. The annual marketing service arrangements are non-cancelable and do not contain refund-type provisions.

The arrangements are accounted for as a single unit of accounting, since the significant deliverables do not have any stand-alone value to the customers. Revenues are recognized ratably over the contract terms (which are typically 12 months) beginning on the commencement date of each contract, which is the date, our service is made available to customers and delivery of all services has commenced.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principle balance reduced by an allowance for doubtful accounts. We record allowances for doubtful accounts and other reserves against accounts receivable by analyzing historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment terms to determine the adequacy of the reserve.

Deferred Commissions

Sales commissions earned by independent sales agents and internal sales associates are deferred and amortized ratably over the term of the related sales contract.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of these assets is measured by comparing the carrying amounts to the future undiscounted cash flows that the assets or the asset group are expected to generate. If the assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value.

Income Taxes

We account for income taxes in accordance with ASC 740 "Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. We recognize the effect of income tax positions only if sustaining those positions is more likely than not. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs.

Results of Operations

JWiz was formed in June 2016 and, therefore, has no historical financial data. The results of operations discussed below are those of Jewish Marketing Solutions, which will merge with and into JWiz immediately prior to this offering. The Merger will be treated as a recapitalization for accounting purposes.

Overview

Since January 2014, our revenues have declined and operating income has been minimal. This is due to the fact that our primary focus over this period has been transitioning the business from one that focuses on publishing a dual-language print business directory to a provider of online marketing solutions.

We do not and cannot separately reflect the amount of revenue derived from print directories. While some of our services are designated as “premium” and billed separately, generally, most of our services are bundled together and sold for a single fixed price. Until early 2016, that bundle included a listing in the print directories as well as an online listing. The last print directory was published in the third quarter of 2016.

Our operating expenses are likely to increase significantly once this offering is completed. As a publicly-held reporting company JWiz will incur significant legal, accounting and other expenses, such as exchange listing fees, filing, printing and mailing expenses, transfer agent fees, and others, that we did not incur as a private company. For example, JWiz will be required to, among other things, file annual, quarterly and current reports with respect to our business and operating results. In addition, the Sarbanes-Oxley Act of 2002, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Furthermore, as a public company, JWiz will incur various costs and expenses that Jewish Marketing Solutions did not incur, such as director fees and directors’ and officers’ insurance. JWiz will also incur significant compensation and other employee-related costs for services rendered by our senior executive officers. For example, Avi Shefi, who is the sole owner and director of GHY, Inc. our largest independent sales agency, will become a full-time employee of JWiz. In addition, most, if not all, of the employees of GHY, Inc. will become employees of JWiz, although this expense will be offset, at least in part, by the fact that JWiz will no longer pay commissions to GHY, Inc. JWiz will also enter into consulting agreements with Assaf Ran and, Yoram Evan. Mr. Evan is the founder of JWiz and will become its executive chairman following the Merger. Mr. Ran is a founder and member of Jewish Marketing Solutions and will become a member of the JWiz board of directors following the Merger. Finally, JWiz may incur non-cash compensation expense because of incentive compensation paid to its key employees in the form of stock or other types of securities.

Nine Months ended September 30, 2016 and 2015

Revenue, net

Net revenue for the nine months ended September 30, 2016 and 2015 was $1.88 million and $2.03 million, respectively. Our revenue is derived from providing a variety of online marketing services to our customers including, online advertising and sales promotions, lead generation, website design, development and hosting and search engine optimizations. The decline in revenues reflect the fact that our main objective for 2016 continued to be the efficient transformation of our business from print to digital (as opposed to sales growth or bottom line profit), while maintaining our unique in-person “analog” selling and service approach. As part of the last phase of the transition, during the first nine months of 2016, we eliminated the print directories from the list of services we offer to our customers. While we expect this to result in higher productivity of the sales force, the change did have some negative impact on sales as a few of the sales representatives took longer to adjust.

Operating Expenses

Operating expenses include selling and marketing expenses and general and administrative expenses. For the 2016 period total operating expenses were $1.79 million, or 95.02% of net revenue, and for the 2015 period total operating expenses were $1.95 million, or 96.45% of net revenue.

Selling and marketing expenses include advertising and referral service expenses and payments made to independent sales representatives as well as sales commissions paid to our internal sales representatives who concentrate on renewal of contracts with existing customers and expenses associated with the delivery of our services including graphic design and web site development. Payments made to independent sales representatives is commission based and, thus, is directly tied to revenue. For the 2016 period total selling and marketing expenses were $1.06 million, or 56% of net revenue. Only $28,000 of the total amount was incurred for advertising and referral services. This low level of advertising support is consistent with Jewish Marketing Solutions’ objective over the last three years to concentrate on efficient transformation of our business from print to digital as opposed to expansion and sales growth. For the 2015 period, total selling and marketing expenses were $1.12 million, or 55.3% of net revenue. This low level is primarily related to a high portion of contract renewals during the first nine months of 2015 relative to the first nine months of 2016 (25% vs. 5%). The lower rate of renewals in 2016 compared to 2015 stems from a change in policy implemented as of January 1, 2016. Our engagement agreement provides for an automatic one-year renewal of the agreement. Nevertheless, beginning in 2016 we implemented a new operational policy. Prior to the anniversary date of the agreement, we send a notice to the customer asking it to confirm that it wishes to renew the agreement. If the customer responds positively before the renewal date, we begin recognizing the revenue on the renewal date. If the customer does not respond or responds that it does not want to renew the agreement, we deem the contract terminated on the anniversary date and cease providing services as of that date. Renewals, in general, are more profitable as the commission rate on them is approximately 15% lower than on contracts with new clients. Similar to the 2016 period, only $24,000 of the total selling and marketing expenses were incurred for advertising and referral services.

General and administrative expenses include compensation paid to employees as well as management and consulting fees paid to non-employees in addition to bad debt, professional fees and other administrative expenses. For the 2016 period total general and administrative expenses were $735,000, or 39.02% of net revenue, and for the 2015 period they amounted to $834,000, or 41.15% of net revenue. General and administrative expenses were mostly similar between the two periods except that in the 2015 period our bad debt allowance was $178,600 compared to $124,300 in the 2016 period. The reduction in our bad debt expenses in the 2016 period as compared to the equivalent period of 2015, is primarily due to our implementation of a new operational policy, as of January 2016, to discontinue the automatic renewals of service contracts without the customer’s consent despite having a contractual right to the automatic renewals under service contracts. This new policy resulted in the reduction of bad debt expenses.

Operating Income

Operating income for the nine months ended September 30, 2016 and 2015 was $93,800 and $71,900, respectively, despite of higher revenues in the 2015 period.

Other income (expense)

For the nine months ended September 30, 2016 and 2015, we reported a net interest expense of $5,900 and $5,000, respectively, which was incurred in connection with the outstanding balance on our line of credit.

Provision for Income Taxes

For the nine months ended September 30, 2016 and 2015, provision for income taxes was $40,000 and $30,000, respectively. The provision for income taxes gives effect to, and estimates an effective tax rate of 45% for both periods.

Net income

For the nine months ended September 30, 2016, we reported net income of $48,000 compared to net income of $37,000 for the comparable 2015 period.

Years Ended December 31, 2015 and 2014

Revenue

Net revenue for the years ended December 31, 2015 and 2014 was $2.63 million and $2.79 million respectively. All revenue is classified as advertising income. The decline in revenues reflect the fact that our main objective continued to be efficient transformation of our business from print to digital (as opposed to sales growth or bottom line profit), while maintaining our unique in-person “analog” selling and service approach.

Operating Expenses

Operating expenses for the 2015 period were $2.66 million or 101% of net revenue and for the 2014 period total operating expenses were $2.65 million or 95.3% of net revenue.

Selling and marketing expenses for the 2015 period were $1.46 million or 55% of net revenue. Only $109,000 of the total amount were invested in advertising and referral services. As mentioned above, this low level of advertising support is consistent with the objective over the last three years to concentrate on efficient transformation of the business from print to digital as opposed to expansion and sales growth. For the 2014 period total selling and marketing expenses were $1.50 million or 54% of net revenue.

General and administrative expenses for the 2015 period were $1.19 million, or 45.2% of net revenue and for the 2014 period they amounted for $1.14 million or 40.5% of net revenue.

Operating Income

For 2015 and 2014, we reported operating loss of $30,400 compared to operating income of $141,000, respectively. The difference was attributable primarily to higher net revenue in 2014.

Other income (expense)

For 2015 and 2014 we had a net interest expense of $7,300 and $3,600, respectively. The higher amount recorded in 2015 was due to the fact that the average daily outstanding balance on our line of credit was higher in 2015 than it was in 2014.

Provision for Income Taxes

For the year ended December 31, 2015, we recorded a tax benefit of $17,000 because of our operating loss for the year. In contrast, for the year ended December 31, 2014 we recorded and income tax provision of $63,582. This amount gives effect to the federal statutory rate of 34% and the state statutory rate of approximately 10% and other minor adjustments (including an adjustment that takes into account the deductibility of state income taxes for federal purposes.) After the filing of its tax returns for the year ended December 31, 2015, Jewish Marketing Solutions identified certain errors in how revenue and related commission expense were reported for income tax purposes for 2015 and previous periods. We plan to file amended returns that will reflect the correct amounts. We also plan to ask the IRS to approve a change in Jewish Marketing Solutions’ method of accounting so it can properly report and correct the identified errors. We believe that the provision for income taxes as currently reported on the Jewish Marketing Solutions financial statements is adequate and have determined that Jewish Marketing Solutions does not have any uncertain tax positions that require recognition at December 31, 2015 and 2014.

Net income (loss)

For 2015, we reported a net loss of $21,000 and for 2014 we reported net income of $74,000.

Liquidity and Capital Resources

Historically, Jewish Marketing Solutions financed its operations primarily from cash flow from operations, and a $250,000 Business Line of Credit from JPMorgan Chase Bank, N.A. The lender may reduce the amount of credit at any time. At September 30, 2016 and December 31, 2015, the balance outstanding under the line of credit was $235,000 and $180,000 respectively. Currently, outstanding balances accrue interest at the rate of 4% per annum. Interest is payable monthly in arrears until all amounts outstanding, principal and accrued interest, are paid in full. Upon maturity, the outstanding principal balance is payable in 60 equal monthly installments. The borrower has the right to prepay the outstanding balance, in whole or in part, at any time. All outstanding balances under the line of credit are secured by all of the borrower’s “business assets,” including inventory, equipment, accounts, general intangibles, chattel paper, documents, instruments, and letter of credit rights. The obligations of the borrower under the credit line are unconditionally guaranteed, jointly and severally, by Avi Shefi and Assaf Ran. If an “Event of Default” occurs, all amounts outstanding become immediately due and payable and accrue interest at the “default rate” until paid. The default rate is the interest rate calculated as described above plus 3%. We plan to terminate this facility and repay the entire outstanding balance in full out of the net proceeds of this offering. We have no plans to amend or replace this facility.

As of September 30, 2016, we had negative working capital of approximately $711,000, total cash of $40,000 and an accumulated members’ deficit in equity of approximately $437,000. Our working capital deficit is primarily attributable to our indebtedness, which is characterized as short-term and our significant deferred revenue ($1.29 million at September 30, 2016). The indebtedness is characterized as short-term because our credit facility is a revolving credit loan rather than a term loan. Deferred revenue, which represents payments actually received for services not yet rendered, is due to the fact that our customers normally pay us in full within two to three months from signing a contract, while our services are provided over a 12-month period.

For the nine months ended September 30, 2016, we had negative cash flow of approximately $2,000 reflecting the excess of net cash used in operations, $57,600, over net cash used in investing and financing activities of $55,500 in the aggregate. Net cash provided by financing activities was due to a $55,000 draw on the Chase credit line. The major factors contributing to net cash used in operations were net income of $47,900, a $124,300 non-cash bad debt expense, a $175,000 increase in accounts receivable, a $33,000 increase in deferred commissions, a $40,000 decrease in deferred income tax, a $112,000 increase in other assets and a $39,600 decrease in deferred revenues.

For the nine months ended September 30, 2015, we had negative cash flow of $10,300 reflecting the excess of net cash used in operations and financing activities, $86,000 and $5,000, respectively, over net cash flow from investing activities of $80,700. Net cash provided by investing activities reflects of net repayment of a loan receivable by the majority member of the Company. The major factors contributing to net cash used in operations were net income of $37,000, a $178,600 non-cash bad debt expense, a $222,000 increase in accounts receivable and a $99,600 decrease in advance billing.

For the year ended December 31, 2015, we had net cash flow of $12,000 reflecting the excess of net cash flow from financing activities, $77,000, over cash used in operations and financing activities, $60,000 and $5,000 respectively. The major factor contributing to net cash provided by investing activities was a $119,000 repayment of a loan receivable by the majority member of the Company. The major factors contributing to net cash used in operations were net loss of $21,000, a $311,000 non-cash bad debt expense, a $291,000 increase in accounts receivable, a $48,000 decrease in deferred commissions, a $44,000 decrease in accounts payable and other accrued expenses, a $11,000 decrease in commissions payable and a $37,000 decrease in advance billing. Cash used in financing activities represented payments on our line of credit.

For the year ended December 31, 2014, we had net negative cash flow of $26,000 reflecting net cash from operations of $116,600 and cash flow from financing activities of $5,000 offset by net cash used in investing activities of $147,600. The major factors contributing to net cash from operations were net income of $74,000, a $143,600 non-cash bad debt expense, deferred income tax of $10,000, a $154,000 increase in accounts receivable, a $38,500 increase in deferred commissions, a $18,700 decrease in accounts payable and other accrued expenses, a $14,600 decrease in commissions payable and a $9,500 increase in deferred revenue. Cash used in investing activities represented equipment purchases in the amount of $12,600 and an advance of $135,000 to the majority member of the Company. Cash from financing activities represented $5,000 of proceeds from our line of credit.

We expect our expenses to increase compared to prior periods in connection with our ongoing activities, particularly as we become a publicly-held, reporting company and as we focus on increasing the size and scope of our customer and user bases. As a result, we expect to incur significant additional administrative expenses, related to our reporting and listing obligations as well as for compliance with various legal and regulatory requirements, and operating expenses, particularly sales and marketing and compensation related expenses.

The expected use of our cash and cash equivalents, including the net proceeds from this offering, represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the evolution of our strategy and its successful execution and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of our existing cash and cash equivalents and the net proceeds from this offering.

In general, we have relied on cash from operations and borrowings under our $250,000 revolving credit facility to finance our operations. Management has also developed a detailed three-year operating plan that contemplates various scenarios, including one that assumes (i) no increase in revenues, (ii) increases in commission rates payable to sales agents and (iii) increases in general and administrative expenses. In addition, that scenario assumes no significant change to our working capital structure, other than the repayment of the debt owed by our majority shareholder as of September 30, 2016 prior to the end of 2016 and no change to our capitalization. Even under these circumstances, the plan shows that we have adequate financial resources to sustain our current operations for the next 12 months. In addition, in connection with this offering, as of October 1, 2016, the members of Jewish Marketing Solutions, Assaf Ran and Avi Shefi, have agreed to forego receipt of their consulting and management fees, $12,000 per month in the case of Mr. Ran and $2,500 per week in the case of Mr. Shefi, until the consummation of this offering in order to help Jewish Marketing Solutions improve its cash flow. These cash payment deferrals will continue until Jewish Marketing Solutions consummates an appropriate financing transaction. Jewish Marketing Solutions will continue to accrue these obligations to the members.

We expect that the net proceeds from this offering, together with cash flow from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following the consummation of this offering. We may be required to seek additional sources of capital sooner if:

•	operating assumptions change or prove to be inaccurate,

•	we consummate any acquisitions of significant businesses or assets, or

•	we further accelerate our expansion plans and enter new markets more rapidly.

During the course of the preparation of our 2015 consolidated financial statements, we identified material weaknesses in our internal control over financial reporting as a result of a lack of sufficient segregation of duties within the finance and accounting function. In addition, we determined that we lack qualified personnel within the finance and accounting function who possess an appropriate level of expertise to effectively assess risk and design appropriate control activities over financial and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. In making this determination, management used the framework set forth in the report entitled Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, which summarizes each of the components of a company’s internal control system, including (i) the control environment, (ii) risk assessment, (iii) control activities, (iv) information and communication, and (v) monitoring. We are in the process of evaluating these weaknesses and the steps we must take to remediate them. If not properly remediated, these weaknesses could result in material misstatements in our financial statements in future periods and impair our ability to comply with accounting and reporting requirements. While we do not believe that these material weaknesses had an adverse impact on the preparation of the financial statements of Jewish Marketing Solutions, other than to delay their completion, we plan to act to remediate them as quickly as possible. As currently contemplated, (i) we plan to retain, on a consulting basis, an accounting professional with public company experience to help us prepare our financial statements; (ii) our executive chairman, who has an extensive business and management background, will be more actively engaged in the preparation of our financial statements; and (iii) we will work with our auditors to address our internal control issues. We do not believe that the costs we expect to incur to take these remediation steps will be significant. We expect to spend approximately $40,000 to $50,000 per year for the outside consultant and we do not expect that there will be any incremental costs associated with the executive chairman beyond the fees that he is entitled to receive under the terms of his consulting agreement.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet transactions, arrangements or other relationships with unconsolidated entities or other persons that are likely to affect liquidity or the availability of our requirements for capital resources.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2015:

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating leases(1)	$24,603	$8,558	$12,808	$3,215	$0

(1)	Equipment and automobiles.

Recent Technical Accounting Pronouncements

In November 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which changes the classification of deferred taxes in financial statements. This update requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The current requirement that deferred tax liabilities and assets of each jurisdiction of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in ASU 2015-17 are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. Jewish Marketing Solutions adopted the provisions of ASU 2015-17 effective January 1, 2014.

In August 2014, the FASB issued ASU No. 2014-15, which provides guidance about management's responsibility to evaluate whether there is a substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. This guidance is effective for the annual period ending after December 15, 2016. Early adoption is permitted. We are currently evaluating the impact of this update on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Stock Compensation: Improvements to Employee Share-Based Payment Accounting,” which will simplify several aspects of accounting for share-based payment transactions. The update will require, among other items, that all excess tax deficiencies or benefits be recorded as income tax expense or benefit in the statement of earnings, and not in additional paid-in capital (APIC). This guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption of the ASU is permitted and the prospective transition method should be applied. We are currently evaluating the impact of this update on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases,” which replaces the current lease accounting standard. The update will require, among other items, lessees to recognize the assets and liabilities that arise from most leases on the balance sheet. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods. The ASU must be adopted using a modified retrospective approach and early adoption is permitted. We are currently evaluating the impact of this update on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which eliminates the transaction-and industry-specific revenue recognition guidance under current GAAP and replaces it with a principles-based approach for determining revenue recognition. The new guidance requires revenue recognition when control of the goods or services transfers to the customer, replacing the existing guidance which requires revenue recognition when the risks and rewards transfer to the customer. Under the new guidance, companies should recognize revenues in amounts that reflect the payment to which a company expects to be entitled in exchange for those goods or services.

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which amends the principal-versus-agent implementation guidance in ASU 2014-09. ASU 2016-08 clarifies the principal-versus-agent guidance in ASU 2014-09 and requires an entity to determine whether the nature of its promise to provide goods or services to a customer is performed in a principal or agent capacity and to recognize revenue in a gross or net manner based on that designation.

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers - Narrow-Scope Improvements and Practical Expedients,” which amends the transition, collectability, and non-cash consideration guidance in ASU 2014-09. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, substantially all of the revenue must have been recognized under legacy GAAP. The amendments also clarify how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria.

ASU 2014-09 (and related updates) is effective for us beginning in fiscal 2018. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the standard. We are currently evaluating the impact of this update on its consolidated financial statements.

BUSINESS

Overview

We offer marketing solutions, including online advertising and sales promotions, lead generation, social media networking, website design, development and hosting and search engine optimizations, to small, local businesses. Our solutions provide these businesses with greater exposure and access to Jewish consumers in their geographic area. Our solutions are simple, affordable and comprehensive and are offered at a fixed rate payable in a single or in multiple installments.

Generally, small businesses that focus on servicing the local community in which they operate do not have available to them a cost-effective online marketing solution due to their relatively small size, limited marketing budgets and the limited scope of their market. Also, they often lack the human and financial resources to manage a continuous and effective online presence. On the other hand, consumers are increasingly turning to the Internet to find local vendors. Our mission is to bridge this gap by providing small local businesses with an affordable and robust marketing solution that provides them with an online presence and a variety of marketing strategies and tools to attract new customers as well as access to Jewish consumers, a highly desirable market segment. In addition, we differentiate ourselves from most of our competitors by offering our customers individualized personal service. We refer to this as “the last analog mile in the age of digital marketing.”

Since the beginning of 2014, we have been transitioning from operating as a traditional paper-based publisher of print business directories to operating as a provider of online marketing services. Our primary focus during this period has been to prove the viability of our business strategy. We believe we have achieved this goal as evidenced by our ability to develop and offer an array of online marketing services that specifically address the needs of small, local business, our success in marketing and selling these services to our targeted customer base primarily through local independent sales agencies and by developing and building an online platform on which we can execute our online marketing strategies on behalf of our customers. In terms of our online platform, we have created several websites that target Jewish communities in the metropolitan areas in which we operate. These websites — www.jwiz.com, www.jwizclassifieds.com, www.jewishyellow.com, www.jewishreferralservice.com and www.jewishmasterguide.com — attract visitors daily and, thus, are an effective platform for businesses who want to promote their products and services directly to the Jewish community regardless of whether their products and services are specifically intended for that community. These sites are a destination point for the Jewish community, which, in turn, attracts additional advertisers. Throughout this transition we have managed to efficiently maintain the in-person nature of our service, which we believe to be a key benefit our customers find attractive and an important component of our strategy, despite the demands it places on our financial and human resources. For the reason set forth above and because our revenue model does not depend on traffic or transactions executed on or through our website, we have not devoted any financial resources, time and attention to evaluating our user base or measuring the user experience. However, user engagement and the user experience is important to our business. Thus, over the next few years, even as we continue to focus on expanding our customer base, we will also focus on building our user base and on developing analytics that will allow us, our investors and the greater financial community to assess the efficacy of our online marketing strategies in a meaningful way. To that end, a significant portion of the net proceeds of this offering are dedicated to sales and marketing efforts directed to the Jewish communities in which we operate and improving the front and back ends of our website to enhance the user experience. Once we have achieved these goals, we will be in a better position to provide investors with more granularity on usage and traffic.

We believe that we can achieve and sustain revenue growth and profitability by expanding into new markets that have a significant Jewish population, whether in United States or in Canada, Europe, Latin America and Asia-Pacific. We have already established independent sales offices in selected communities or markets with significant Jewish populations, including the metropolitan New York area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester counties in New York and northern New Jersey; Rochester, New York; Miami and Boca Raton, Florida; Los Angeles, California; and Minneapolis, Minnesota. Through these independent sales offices, we solicit advertisers from among the local businesses, offering our array of online marketing solutions, as well as promote our websites to the members of that particular Jewish community. Ultimately, our goal is to become the premier provider of online marketing solutions to small, local businesses and to become the primary online destination for Jewish consumers. To achieve this goal, we will continue to focus our marketing efforts on building our user and customer bases.

Corporate History and Restructuring

JWiz was organized as a New York corporation in June 2016. Jewish Marketing Solutions was organized as a New York limited liability company in September 2010 by Assaf Ran and Avi Shefi, both of whom have extensive experience in selling marketing solutions to small local businesses. Since its formation, JWiz has not engaged in any business or other activities other than those related to this offering, including entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Jewish Marketing Solutions, pursuant to which Jewish Marketing Solutions will merge with and into JWiz. In this prospectus, we refer to this transaction as the “Merger.” Pursuant to the terms of the Merger Agreement, JWiz issue an aggregate of _____ common shares to the former members of Jewish Marketing Solutions; the surviving corporation will be called “JWiz, Inc.”; Yoram Evan, JWiz’s sole officer and director prior to the Merger will become JWiz’s executive chairman; Avi Shefi, the president of Jewish Marketing Solutions will become JWiz’s president and chief executive officer; Bardha Deda, the chief financial officer of Jewish Marketing Solutions will become the chief financial officer of JWiz; and JWiz’s charter and bylaws in effect prior to the Merger will continue in full force and effect subsequent to the Merger. As a result of the Merger, JWiz will acquire all of the assets and assume all of the liabilities of Jewish Marketing Solutions and, all of Jewish Marketing Solutions’ employees will become JWiz employees. The Merger will treated as a recapitalization of Jewish Marketing Solutions.

The Market Opportunity

We believe that, in the current environment, small businesses whose focus is to serve their local communities, do not have access to affordable and effective online marketing solutions. We further believe that there is a strong value proposition for small businesses to be able to market directly to the Jewish community.

With the advent of the Internet the advertising model moved from static print directories to dynamic directories in digital or electronic format. As the Internet became more popular, the print versions of the directories were discontinued. Eventually, due to changes in consumer habits and preferences as well as regulatory reforms affecting the telecommunications industry, print business directories have all but disappeared from the American landscape. According to research by Search Engine Land, 85% of consumers use the Internet to find local businesses, 72% of consumers trust online reviews as much as they trust personal recommendations and 78% of consumers say they are more likely to use a local business with positive online reviews. Today, most consumers looking for a particular product or service may use an online directory, to the extent they still exist, or, more likely, one of the major search engines, such as Google, Yahoo!, Bing, or one of the major social media sites, such as Facebook, Twitter, Snapchat or Pinterest.

However, the Internet presented its own unique challenges. Unlike print, the Internet is a dynamic and interactive medium. Advertisers quickly realized that to remain competitive in the Internet environment they need to constantly update their information and content and to employ strategies that would increase their exposure, known as search engine optimization, or SEO. Addressing these challenges has become a never-ending process, an ongoing commitment of resources – time and money – that involve identifying and developing keywords, expanding online activities, linking to other websites, social media activities and other online marketing strategies. While the actual listing itself may not be expensive, maintaining the viability of the listing can be expensive and time consuming. Many small businesses simply do not have the resources – technical expertise, money, manpower or time – that is required to compete in – much less win — the race for page one of a Google search. Thus, they are forced to hire outside consultants to create and implement online marketing strategies. However, for the small business owner, the issue is more than cost and effectiveness. They are also intimidated by the process because of the scope of the project and their unfamiliarity with the technical issues involved. They need a consultant who understands their limitations and their needs as well as one who can guide them through the process. They need a consultant who is attentive and who they can trust.

Our goal is to address this inequity in the marketplace and to provide small businesses that target Jewish consumers with a viable online marketing strategy that suits their needs and their budgets while delivering superior customer service.

Business Model

Our overall business model is to generate revenue by selling listings, banners and various related marketing services. We do not hold any inventory or buy and/or sell products. In addition to providing the marketing services small businesses need and crave, we also provide them with the forum on which to actualize these marketing services in the form of our various websites. And because our websites target the Jewish community, our customers have immediate access to this highly desirable demographic. Thus, we facilitate interactions between consumers and merchants by creating an environment with multiple contact points for consumers and small businesses. The small businesses provide us with content – in the form of links, product images, sales promotions, coupons, banner or text ads – that we incorporate into our websites and we provide them with the customers.

There are three key factors why we believe JWiz presents a good business opportunity:

Online Advertising Growth

Online advertising and mobile advertising is growing rapidly and search is one of the most lucrative online businesses. According to the November 2016 IAB Internet Advertising Revenue Report:

•	Internet advertising revenues in the United States totaled $32.7 billion for the first six months of 2016, an increase of 19.1% over the first six months of 2015 and 2016 second quarter revenues, $16.9 billion, were 6.6% higher than 2016 first quarter revenues of $15.8 billion;

•	The 10-year (2006-2016) compounded annual growth rate for internet advertising revenue is 14.2%;

•	Total 2016 internet advertising revenue is projected to be greater than $59.6 billion, a record high;

•	Search format is the leading revenue generator, accounting for $16.3 billion (50% of the total) of internet advertising revenue in the first half of 2016 compared to $13.7 billion in the first half of 2015;

•	Display related advertising, which includes banner ads and video, revenue totaled $13.9 billion (43% of the total) in the first half of 2016 compared to $11.0 billion in the first half of 2015;

•	Classified revenues totaled $1.1 billion in the first half of 2016 compared to $1.5 billion in the first half of 2015;

•	Lead generation revenues for the first half of 2016 totaled $947 million compared to $931 million in the first half of 2015;

•	Mobile is now the biggest contributor to revenue, accounting for $15.5 billion (47% of the total) in the first half of 2016 compared to $8.2 billion (30% of the total) in the first half of 2015;

•	Social media advertising revenue has been growing steadily since 2012 and in the first half of 2016 accounted for $7.0 billion, up 57% from the first half of 2015;

•	From 2012 through 2016 the compound annual growth rate in social media advertising revenue is 54%; and

•	Retail advertisers represent the largest category of internet ad spending, accounting for 21% of total revenue in the first half of 2016, followed by financial services, automotive, telecom and leisure travel, consumer packaged goods, consumer electronics and computers, pharmaceutical and healthcare, and media and entertainment.

The Small Business Market

The U.S. Small Business Administration defines a small business as any firm with less than 500 employees and defines a microbusiness as any firm with less than ten employees. Microbusinesses are the most common kind of employer firm. America’s 3.7 million microbusinesses made up 75.3% of all private sector employers in 2013 and provided 10.8% of the private sector jobs. In addition, they accounted for over 20% of the job gains and losses from 2000 through 2013.1 This is the advertiser market that we serve. Such businesses include restaurants, retailers (i.e., stores that sell housewares, hardware, clothing, groceries and liquor), professionals (including doctors and other health care providers, lawyers, accountants and educators), brokers and financial advisors, tradesmen (including plumbers, electricians, carpenters, locksmiths, roofers and other home improvement specialists), tailors, cleaners, personal care establishments (including hair and beauty salons, nail salons and diet and fitness centers), transportation and travel services providers. In our experience, the marketing needs of these of businesses are not being properly addressed by either the major online advertising agencies or the major online advertising platforms. In light of our history and the knowledge and skills we have developed over the last 25 years developing marketing solutions for small businesses, we believe we are uniquely qualified to address the advertising needs of the small business community in the digital age.

[1]	See www.sba.gov/advocacy.

The Jewish Market

We believe that the Jewish community presents a significant opportunity for advertisers. The Jewish community is relatively affluent and highly educated. While the community is diverse in terms of religious practice, lifestyle and geography it has a well-deserved reputation for cohesiveness based on shared culture, history, religion and language of its members. As a result, the members of the community tend to settle in clusters and enclaves and have built many thriving communities in the United States, Canada, Europe, Latin America and Asia-Pacific.

US. Jewish Community

According to A Portrait of Jewish Americans – Findings from a Pew Research Center Survey of U.S. Jews, October 1, 2013, the Pew Research Center’s survey of U.S. Jews conducted from February 20 through June 13, 2013:2

•	The U.S. Jewish population is estimated to be approximately 5.3 million.[3] In addition, there are approximately 1.8 million children residing in households with at least one Jewish adult.

•	51% of adult Jews are over 50 years old, compared to 44% of adults in the general population.

•	94% of U.S. Jews say they are proud to be Jewish and three quarters of U.S. Jews say “they have a strong sense of belonging to the Jewish people.”

•	Jews have a high level of educational attainment. Most Jews (i.e., 58%) say they are college graduates including 28% who say they have a post-graduate degree. In comparison, roughly 30% of U.S. adults overall are college graduates, including 10% who have a post-graduate degree.

•	Fully one quarter (i.e., 25%) of U.S. Jews say they have a household income exceeding $150,000, compared with 8% of adults in the public as a whole.

•	Roughly two-thirds of U.S. Jewish adults say they are employed and approximately 60% say they own their own home.

•	Jews are heavily concentrated in certain geographic regions: 43% live in the Northeast compared with 18% of the public as a whole; 23% reside in the South; 23% in the West; and 11% in the Midwest. 49% reside in urban areas; 47% reside in the suburbs and only 4% in rural areas.

Greater New York Jewish Community

The following information is derived from the “Jewish Community Study of New York, 2011” study commissioned by UJA-Federation of New York and published in June 2012.

•	The eight county metropolitan New York area – the Bronx, Brooklyn, Manhattan, Queens, Staten Island, Nassau, Suffolk and Westchester – is home to the greatest concentration of Jewish people of any metropolitan area in the United States. And it continues to grow.

2 Available at www.pewforum.org/2013/10/01/pewish-american-beliefs-attitudes-culture-survey/

3 The size of the U.S. Jewish population is the subject of debate among academics, ranging from 4.2 million to 9.0 million, depending on one’s definition of who is a Jew.

•	In 2011, the number of Jewish households in the eight county New York area was 694,000. In all, 1.77 million people lived in these households, of whom 1.54 million were Jewish adults and children.

•	New York’s Jewish community is highly diverse in terms of national origin, types of Jewish education and commitment, social class, gender, sexual orientation and race. For example, there are 234,000 people living in over 100,000 Russian speaking Jewish households in the eight county area. Similarly, there are 127,000 people living in 41,000 households with a Jewish-Israeli adult in the eight county area. Finally, there are 12,000 Syrian Jewish households in the eight county area with 41,000 people living in them.

•	Consistent with long-standing patterns of American Jews, the members of the eight county Jewish community of the New York area have achieved high levels of educational attainment. Approximately 57% have an undergraduate degree, including 33% who have a graduate degree.

•	Approximately 62.5% of the population is employed, with the balance either retired, looking for work, disabled, students, homemakers or volunteers.

•	In terms of income, 28% report income in excess of $50,000 per year, including 30% reporting income in excess of $100,000 per year.

•	Approximately 54% of Jewish households in the eight counties own their own homes.

Worldwide Jewish Community

According to The Global Religious Landscape: A Report on the Size and Distribution of the World’s Major Religious Groups as of 2010, published in December 2012 by the Pew Research Center, The Pew Forum on Religious and Public Life4, there are approximately 14 million Jews around the world.5 Approximately 6 million Jews (43.6% of the total) live in North America (i.e., the United States and Canada), 5.6 million (40.6%) live in the Middle East and North Africa (primarily Israel), 1.4 million (10.2%) live in Europe (primarily France, the United Kingdom, Germany and Russia), 470,000 (3.4%) in Latin America (primarily Argentina and Brazil), 200,000 (1.5%) in Asia-Pacific (primarily Australia) and 100,000 (less than 1%) in sub-Saharan Africa (primarily South Africa). However, according to the Central Bureau of Statistics of the State of Israel, as of May 2016, the total world Jewish population was 14.3 million and the Jewish population of Israel was 6,377,000.6

Our Online Marketing Solutions

Our online marketing solutions are both affordable and effective. From a business owner’s perspective, our solutions are low-risk approaches to increase consumer engagement with their products and brands, drive traffic to their websites and increase transaction volume. From the user’s perspective, we provide convenience, access to a large data base and opportunities to take advantage of discounts and other promotions. Thus, we enhance the connections between consumers, on the one hand, and merchants and brand owners, on the other hand, by allowing for multiple opportunities for consumers to engage with multiple brands and products and services through our websites.

4 Available at http://www.pewforum.org/files/2014/01/global-religion-full.pdf.

5 This estimate is based on the number of people who self-identify as Jewish when asked about their religion on national censuses and large scale surveys. As set forth in note 2 above, the actual figure could be larger or smaller depending on how of who is a Jew.

6 Media Release dated May 9, 2016. http://www.cbs.gov.il/www/hodaot2016n/11_16_134e.pdf.

We are addressing the needs and requirements of small business operators by providing them with access to the Jewish community in their geographic area – a highly desirable market segment – as well as an array of online marketing solutions including one or more of the following:

•	Online advertising. Customers have the option of posting an ad on www.jwiz.com, linking to their website if they have one or have us create a “mini’ website for them that is hosted on JWiz.

•	Online sales promotions. Customers have the ability to post coupons and other sales promotion information as part of their ad or on their “mini” website that users can download or print.

•	Lead generation. www.jewishreferralservice.com is our lead generation website. A user can input his contact information and a description of what he is looking for and the inquiry is then distributed to our customers that match the criteria input by the user.

•	Website design, development and hosting. Many small businesses either do not have websites or, if they do, have websites that are outdated. This is usually due to a lack of financial or appropriate human resources. To address this need we offer website design, development and hosting services.

•	Online classified listing. Our customers can post an unlimited number of classified ads on our billboard at www.jwizclassifieds.com.

•	Social networking. We intend to create a Facebook page that includes business information as well as a link to the advertiser’s website as well as a copy of its advertisement. We are also on Twitter regularly, promoting www.jwiz.com and our advertisers.

•	Google Local listing. We provide our customers with a Google Local listing and apply the latest techniques and strategies to ensure they will rank high on search results, thus, driving more unpaid traffic to their website.

We work directly with our customer to develop a marketing strategy that is specifically designed to meet its needs and budget. For example, our “basic” package includes directory listing, Google Local listing, social media networking, promotions and lead generation for a single fee that is payable either in one lump sum or in installments. Services such as website design, development and hosting services and advertising as considered premium services and are priced separately.

Our Growth Strategy

Our primary business objective is to become the premier provider of online marketing solutions to small, local businesses; to become the primary online destination for Jewish communities in the United States, Canada, Europe, Latin America and Asia-Pacific; and to bring both groups together on our website, www.jwiz.com, creating a symbiotic relationship between the two constituencies.

We serve our customer base by providing them with a broad array of online marketing solutions and immediate and direct access to desirable market segment at a lower overall cost and investment than other online and offline venues. We serve our user base by providing them with a platform that provides them with services and information that is directly relevant to their lifestyles and access to a broad array of products and services of general interest. As a result, we transform inefficient markets into more efficient ones and, in so doing, generate value to all parties.

Our growth strategy is to build brand awareness using marketing strategies that focus on our principal customer base – i.e., small, local businesses – and our target market – i.e., the Jewish community. We believe that the growth of our business will be driven by the symbiotic relationship between these two constituencies. We expect growth in our user base and user engagement to encourage more businesses to advertise on our websites and growth in our customer base to drive growth in user traffic and engagement. We believe that, as we attract more users and as they take advantage of the opportunities made available on our websites (i.e., sales promotions), the value proposition for our customers and potential customers increases, incentivizing them to become part of our platform. At the same time, growth in our customer base and more opportunities for user engagement, is expected to enable us to develop a more robust user base.

Specifically, our plan for growth includes the following elements:

Continue to grow our user base. We will continue to focus on strengthening our position as a preferred online destination for the Jewish community by expanding our customer base and increasing and diversifying the content and information available on and through our websites. For example, we intend to enter into strategic relationships with other entities that serve the Jewish community, including commercial enterprises, not-for-profit organizations, community service organizations, educational institutions, travel sites, dating sites and social media sites in order to broaden the content available on our websites.

Continue to grow our customer base. We will continue to focus on small, local businesses to increase the size of our customer base. We will achieve this by continuing to offer superior customer service, hiring additional sales and marketing personnel and expanding our product and service offerings. We believe superior customer service is one of the significant contributors to our success to date. Human contact and interaction and personalized service are extremely effective with this market segment. Thus, our strategy is to establish an independent local sales office to service each community that we target. We believe we have more credibility with the local merchants when we are one of the local merchants.

Enhance brand awareness. We believe that enhancing awareness of the JWiz brand is important to achieve our business objectives. We intend to continue to promote, advertise and increase recognition of our brand through a variety of marketing and promotional campaigns. Our efforts may include marketing agreements with companies with significant online presence and advertising through traditional media, including print, radio and television. We may also use leading websites and other media such as affiliate programs, banner advertisements and keyword searches. In addition, by enhancing our e-commerce community experience, we believe we will promote brand awareness through “word of mouth.”

Focus on user loyalty and website enhancement. We intend to continue to focus on enhancing the customer and user experience. We intend to do so by maintaining an appealing and convenient platform for our online directories, improving the functionality of our websites to deliver a more efficient user experience and providing our users with the help of a dedicated customer support department. We employ a number of programs aimed at fostering customer loyalty and repeated purchases, such as our discount card program and special promotions.

Increase operational efficiency. We believe that our success to date is due, in part, to our operational efficiency. Unlike many of our competitors that employ a “wide net” approach to customer and user acquisition, we focus on two distinct market segments that we believe are currently underserved by other providers – the Jewish consumer and the small business market. This reduces our sales and marketing expenses. Also, while we give our customers an opportunity to pick and choose from various online marketing options, we do not create unique and distinct marketing programs for each customer. Rather, we work with the customer within the general framework that we have created. In addition, our business model is relatively simple – fee for services. We are not an online retailer so we do not require a physical showroom or storage locations and do not actually process orders. Since we do not generate transaction-related fees, we do not have a need for extensive monitoring, reporting and bookkeeping. Finally, as a small company ourselves, we maintain low fixed costs, although we expect our general and administrative costs to increase once we complete this offering. We plan to continue to capitalize on these competitive advantages by achieving economies of scale, maintaining controls on overhead costs and reducing variable costs whenever possible.

Continue to develop innovative and creative solutions. We intend to continually enhance our service offerings in order to better serve both our customers and users. We intend to continue investing to develop new tools and technologies that improve the online experience for both our users and customers. For example, we may, in the future, add services such as instant referrals and online reviews management. We also plan to continue to build and acquire new technologies to develop and improve our services and make our platform more valuable and accessible to users around the world. For example, we plan to develop a mobile application to increase our reach and to make our services more accessible to our users.

Continue to serve our dynamic and active user community. We will continue to operate our various websites as open and trusted Web-based marketplaces where users can access a deep pool of advertisers offering a broad array of products and services as well as extensive information relevant to the Jewish community. For example, we plan to add additional features to our websites such as rating information from independent sources such as the Better Business Bureau as well as information regarding local events. We believe in treating our users with respect by applying a consistent set of policies that reinforce good online and offline behavior within our user and advertiser communities. We also seek to offer superior customer care in order to maintain the loyalty and satisfaction of our active user base.

Geographic expansion. We plan to establish local sales offices in markets with sizeable Jewish communities such as Atlanta, Boston, Philadelphia, Chicago, Baltimore, Dallas, Houston and San Francisco. In addition, longer term we plan to expand into cities in Canada, Europe, Latin America and Asia-Pacific that have sizeable Jewish populations. Content on these sites will be in the local language, and contain advertisers that are well known in the specific region.

Find new sources of revenue. Currently our only source of revenue is fees for services. In the future we may seek new sources of revenue, which may or may not include monetizing our core assets – the data derived from our users and advertisers.

Acquisitions. We may also seek to acquire other businesses or assets that would enable us to expand our business. These acquisition opportunities may be in the same or complementary markets. We have neither identified any such acquisition opportunities nor can we predict the terms of any such acquisitions. We cannot assure you that we will be able to complete any acquisitions.

Sales and Marketing

Sales and marketing is critical to our success. Acquisition of both customers and users will require significant resources, which is why we have made it such a significant part of our budget and one of the largest uses of proceeds of this offering. Our goal through marketing is to build our brand popularity and reputation that will translate into heavy user traffic and engagement, and ultimately traffic and sales for advertisers. To achieve this, we have developed the following sales and marketing strategy:

•	Search Engine Marketing (SEM) – paying a search engine to display an ad when a user searches on specific keyword terms;

•	Search Engine Optimization (SEO) – optimizing site code and content such that the site URL is ranked higher in a search engines organic search results;

•	Paid advertising – paying websites or other media to display ads or sponsored content;

•	Public relations – promoting our websites through various popular media channels, including television, radio, magazines and online channels (e.g. blogs, online magazines);

•	Strategic relationships – entering into relationships with other enterprises that we believe will enhance our image, increase brand awareness or otherwise have a positive impact on our business;

•	Event sponsorships – attending or participating in trade shows and conventions and sponsoring various events that target small businesses and /or the Jewish community; and

•	Viral marketing campaigns – a general description of any promotional initiative using pre-existing social networking services and other technologies to try to produce increases in brand awareness or to achieve other marketing objectives (such as product sales) through self-replicating viral processes. It can be delivered by word-of-mouth or enhanced by the network effects of the Internet and mobile networks.

Currently, we have six independent sales offices – one office in each of New York, New Jersey, California and, Minnesota and two in Florida. We also have an in-house sales department in our New York office. The independent sales agencies accounted for approximately 78% of our revenue for each of the nine months ended September 30, 2016 and year ended December 31, 2015, respectively. Following this offering, the agency agreement for our independent sales office in New York, which is owned by Avi Shefi, will be terminated and all its employees will either be hired by us or other independent sales agencies. Our basic agreement provides that the independent sales agency is entitled to commissions equal to 50% of all revenue it generates from new accounts and 25% of revenue generated from renewals. All customer contracts must be approved and signed by us and all payments are made directly to us and we pay the commission to the sales agency. Each agreement is for one year and renews automatically unless terminated by either party with or without cause. We also provide each independent sales agency with “seed” money to help pay its expenses until it starts generating revenue. The “seed” money is repaid out of the revenue generated by the agency prior to its commissions.

Competitive strengths

We believe the following characteristics provide us a competitive advantage in realizing the potential of our market opportunity:

We have a strong brand and are one of the only platforms, if not the only platform, targeting the Jewish consumer. We were the first company to offer businesses a platform to market their products and services directly to the Jewish community by publishing and distributing print and online business directories in Hebrew and English. As the market and advertising business has evolved, we have migrated this concept to the Internet. We have built strong brand awareness and a growing online community that provides our customers to advertise their products and services directly to Jewish consumers. Our websites cover a wide range of products and service categories, many of which are of particular interest to the Jewish community.

We operate a proven business model. Our business model is built on generating revenue from providing services – specifically online marketing solutions, including advertising and sales promotions.

Our business model offers significant economies of scale. We believe that our business model has substantial operating leverage because a significant portion of our costs are fixed, such that increases in revenue will translate into higher operating margins year after year.

We provide our users with a dynamic and informative online experience. We offer our users an efficient and enjoyable online experience. Our list of advertisers is extensive, covering a wide range of products and services, and it is constantly being updated. Similarly, the information available on our websites covers a broad range of topics of interest to the members of the Jewish community. Our websites are easy to access, easy to navigate and contains a lot of information of interest to the Jewish community. In addition, from our websites, users can search for vendors, request referrals, view and take advantage of discounts and a variety of sales promotions offered by advertisers.

We have acquired considerable local market expertise. Jewish Marketing Solutions, our predecessor, has been providing marketing solutions to local small businesses and information services to the Jewish community since 2010. Our founders have been providing marketing solutions to small businesses for almost 30 years. As one of the first Internet platforms targeting both small, local businesses, on the one hand, and Jewish consumers, on the other, we have developed a deep understanding of the needs and preferences of our users and customers. Thus, we know how to market to these groups effectively and efficiently. We have used this expertise to develop services that address the unique needs of both of our target markets.

We have an experienced and highly qualified team. We are led by a team of highly qualified management and information technology professionals who run our business and websites from our offices in Kew Gardens, New York. We have stable and seasoned leadership. The commitment, knowledge and track record of both our management and technology teams are valuable assets to our company. We believe that our corporate culture contributes to the high level of satisfaction of our employees and to the retention and commitment of our team.

Value Propositions

We believe we offer numerous benefits to our customers and users. The benefits to our customers include the following:

Merchant Appropriate Marketing Solutions. We offer small, local businesses, whose products may lack mass appeal and who may have limited resources, human and financial, an alternative online marketing solution that is effective and efficient. These businesses are reluctant to advertise on the major news, portal or social networking sites, such as Google, Yahoo!, Bing, Facebook, Instagram and Twitter, primarily because they do not get the exposure they need and the costs are too high. By advertising on a dedicated website such as www.jwiz.com, which targets a highly desirable demographic market segment, not only are these advertisers reaching their target market directly and efficiently, thus increasing the likelihood of a positive outcome.

Online Marketing Solutions at an Affordable Cost. We offer advertisers an array of marketing solutions that that are tailored to meet their specific needs and budgets, including advertising, sales promotions, lead generation, website development and search engine optimization. In addition, our pricing model is fairly simple — fee for service – and affordable. The prevailing pricing models used by the major search engines and social media sites are based on traffic volume and transactions. This entails a level of complexity and record keeping that most small businesses are not equipped to handle.

Direct Access to Highly Desirable Market Segment. Advertisers can be relatively certain that their advertisements and other marketing solutions are being seen by a relatively desirable demographic – someone who is married with children, relatively affluent and well-educated and likely someone who owns their own home. Thus, we enable advertisers to maximize their lead-on target. Unlike other forms of advertising, such as billboard, banner and display ads that are seen by the general population, every dollar spent on www.JWiz.com advertising puts the product and service directly in front of an actual consumer and a potential customer.

Valuable marketing channel. By virtue of having created a marketplace for Jewish consumers, we have created a valuable marketing channel that should continue to attract advertisers whether or not their products and/or services are of unique interest to the members of the Jewish community. JWiz directs users to advertisers in their local communities. By the same token, advertisers know their ads are being seen by consumers who are more likely to purchase their products or services.

Flexible Platform. Mobile advertising is quickly becoming a valuable and effective way for businesses to market themselves. As our users tend to be mobile-enabled, we intend to develop an application for mobile devices, such as smartphones and tablets, that will provide advertisers with an extremely valuable channel to reach their target market directly on their mobile devices.

Location-Based Solutions. We provide our customers with direct, face-to face service through a local independent sales office. We do not rely on mass emailings or robo-calls. We believe a local presence gives us more credibility with our customers. In addition, we believe that our customers appreciate the personal attention they get and the specific marketing program we develop for each of them that takes into account their marketing needs and budget. We believe this personal touch has been a significant contributor to our growth and success to date.

The primary benefit to our users is that we maintain a family of dynamic and robust websites that address the needs and wants of the members the Jewish community. In addition to the list of advertisers, the various sales promotions and the referrals, they also include information that is relevant to the members of the Jewish community, including:

•	information regarding the Jewish religion, customs and ritual;

•	news and information;

•	listings for find kosher restaurants, synagogues, community centers and other places of interest;

•	information regarding cultural, educational and sporting events, such as concerts, art exhibits, book readings and noted speakers; and

•	links to other websites that may contain relevant information for the members of the Jewish community.

In the future, we expect that our websites will also provide rating information about the businesses that advertise on our websites.

Operations and technology

We have built a scalable user interface that is based on internally-developed software as well as “off-the-shelf”, commercially available software that we purchased or licensed. Our platform has been designed in manner that will allow us to increase our processing capacity as needed. In this way, as our business grows, we can grow our platform with minimal disruption to the operation of our websites and without having to replace equipment with more powerful and expensive hardware.

We believe that our security measures reasonably assure that our systems and data are protected from third-party intrusions. A firewall protects our servers from unauthorized access, and an intrusion prevention system blocks Web attacks to our sites. We have designed the security infrastructure for our websites with the objective of protecting data from unauthorized access, both physically and over the Internet.

Our system has been designed around industry standard architectures and has been designed to reduce downtime in the event of outages or catastrophic occurrences. Our platform provides 24-hour, seven-day-a-week availability, subject to periodic short maintenance periods. Our system hardware is hosted at the Media Temple facility in Los Angeles, California, which provides redundant communications lines and emergency power backup in case the main hosting facility encounters a failure. Finally, we have Internet connectivity through various Internet links. Having these different ISPs allows us to offer Internet users alternative and redundant points of access to our websites.

Competition

The market for providing online marketing solutions is rapidly evolving and highly competitive, and we expect these conditions to persist for the foreseeable future. Barriers-to-entry for large, established Internet companies are relatively low, and current and new competitors can launch new sites and new products at a relatively low cost. We believe the principal barriers to entry are the following:

•	Acquiring a valuable domain name;

•	Building a robust user base and customer base; and

•	Financial resources for sales and marketing.

We currently or potentially could compete with a number of other companies. Our competitors include the major search engines such as Google, Yahoo!, Bing, online directories, digital media companies, and advertising sites such as Yelp, Angie’s List, Craig’s List, social networking sites such as Facebook, Twitter, and Snapchat, as well as online e-commerce sites, trading platforms and communities. We also compete with various sites that target the Jewish community, such as www.ou.org and www.chabad.org. However, these sites, tend to focus on a single concept or aspect of Jewish life – such as dating and marriage, the Jewish calendar, kosher food, places of worship, etc. We are not aware that any of the owners and operators of these sites provides online marketing solutions or has the same focus that we have – to facilitate commercial interactions between local businesses and the Jewish community.

Many of our competitors and potential competitors have greater financial resources, larger user bases and longer operating histories than we do. As a result, they have a significant competitive advantage over us when it comes to attracting users and customers. Our ability to compete effectively will ultimately depend on many factors, some of which may not be entirely within our control. These factors include usefulness, ease of use, performance and reliability of our websites; the scope and quality of the products and services offered on our websites; our ability to establish and maintain relationships with our customers; our reputation and the strength of our brand; and financial resources.

We face significant competition for customers. Our competition for spending on advertising include online and mobile businesses and traditional media outlets such as television, radio and print. We believe that our ability to compete effectively for advertiser spending depends upon many factors, including the size and composition of our user base; our ad targeting capabilities; the timing and market acceptance of our advertising services; our marketing and selling efforts; the return our advertisers receive from our advertising services; and our reputation and the strength of our brand.

As we grow and need to expand our work force, we will also experience significant competition for highly skilled personnel, including senior management, engineers, designers and product managers. Our growth strategy depends in part on our ability to retain our existing personnel and add additional highly skilled employees. Competition for highly skilled personnel is intense, particularly in the New York market, where we are located, and we compete for personnel against online and mobile businesses; other companies in the technology industry; and traditional media businesses such as television, radio and print. In addition, our ability to compete effectively for highly skilled personnel will depend on our ability to foster a work environment that encourages independence, creativity and innovation; opportunities to work on challenging, meaningful and important projects; the reputation and strength of our brand; and compensation.

Intellectual property

Other than our brand identity, which is embodied in our corporate name and the domain names for our websites, the success of our business does not necessarily depend on any intellectual property rights. Accordingly, we intend to register our corporate name and domain names, as well as any marks associated with those names, as trademarks, trade names and/or service marks and to copyright them as well, if possible, in the United States and any other country in which we do business. In terms of developing and maintaining our websites and operating our business, we rely entirely on software and technology that is commercially available. We have not licensed any of our proprietary rights and have no plans to do so in the future.

We cannot assure you that our efforts to protect our proprietary information and technology will be effective. We may be unable to obtain patent or trademark protection for our technologies and brands, and even if we do they may not provide us with competitive advantages or distinguish our products and services from those of our competitors. In addition, any patents and trademarks may be contested, circumvented or found unenforceable or invalid, and we may not be able to prevent third parties from infringing, diluting or otherwise violating them.

Many companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. We may, in the future, face allegations that we have infringed on or otherwise violated the patents, copyrights, trademarks, trade secrets, and other intellectual property rights of third parties, including our competitors and non-practicing entities. As we face increasing competition and as our business grows, we will likely face more intellectual property-related claims and litigation matters.

Government Regulation

We are subject to a number of foreign and U.S. federal and state and laws and regulations that may involve matters central to our business. These laws and regulations involve privacy, rights of publicity, data protection, content regulation, intellectual property, competition, consumer protection, taxation or other subjects. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate.

If and when we expand into foreign countries, we will also be subject to federal, state and foreign laws regarding privacy and the protection of user data. Foreign data protection, privacy, consumer protection, content regulation and other laws and regulations are often more restrictive than those in the United States. We may also be affected by a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection. For example, regulation relating to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for entities processing personal information and significant penalties for non-compliance.

Employees

As of November 1, 2016 Jewish Marketing Solutions had 22 full-time employees. Of the full-time employees, two are considered management and the rest are considered administrative, which include sales and marketing. None of our employees are members of a labor union and all relationships with all of our employees are good.

Legal Proceedings

At the present time we are not involved in nor are we are aware of any potential legal proceedings, claims or government investigations. Future litigation may be necessary, among other things, to defend ourselves, our platform partners and our users by determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Facilities

Our principal executive offices and our New York sales office, the only one that is company-owned, are located in Kew Gardens, New York. The space is occupied on a month-to-month basis. There is no written lease. The monthly rent payable for the space is approximate $ 5,527.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, including those who will take office on the date of this prospectus, and their respective ages, as of the date of this prospectus, are as follows:

Name	Age	Position
Yoram Evan	50	Executive Chairman
Avi Shefi	48	President and Chief Executive Officer
Bardha Deda	44	Chief Financial Officer
Assaf Ran	50	Director Nominee
Ari Benami	53	Director-Nominee
Guy Even Ezra	51	Director-Nominee
David S. Kaplan	55	Director-Nominee

All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers are elected to serve subject to the discretion of the Board.

Set forth below is a brief description of the background and business experience of our executive officers and directors:

Yoram Evan is the founder of JWiz and is currently its sole officer, President, Secretary and Treasurer, and sole director. Upon consummation of the Merger and this offering, he will become our Executive Chairman. Mr. Evan is a business consultant and entrepreneur. From March 2014 through April 2015 he served as the Chief Commercial Officer of SodaStream International Ltd. (NASDAQ GS: SODA). In that capacity he was responsible for implementing that company’s worldwide commercial strategy, including new brand positioning and launching new product lines, across 45 countries and distributor networks. From July 2013 through March 2014 he served as a consultant to TSUM Kiev, for which he created the business concept, financial and operational plan for the reconstruction of Ukraine’s iconic department store and its premier retail building, owned and developed by ESTA Holdings (Ukraine’s largest real estate development company). From May 2009 through June 2013 he served as the chief executive officer of Tsvetnoy Central Market in Moscow, Russia, a subsidiary of RGI International Limited, now known as Rose Group Ltd., a publicly traded (LSE: RGI) real estate development company specializing in residential and commercial developments in the greater Moscow metropolitan area. In that capacity he led the construction and development of Tsvetnoy Central Market, a 40,000 square meter department store located in the center of Moscow hosting over 400 fashion, beauty, cosmetic and lifestyle brands, and managed the store during its first two and a half years of operations. From December 2007 through May 2009, Mr. Evan served as the chief financial officer and head of business development of RGI International Limited. Mr. Evan received a Bachelor of Arts degree in economics and a Master Degree in Business Administration from Tel Aviv University, Tel Aviv, Israel. We believe that Mr. Evan’s experience as a business consultant and an entrepreneur, together with his management experience make him highly qualified to serve as our Executive Chairman.

Avi Shefi has been the president of Jewish Marketing Solutions since its inception in September 2010 and, since October 2007, the sole owner, officer and director of GHY, Inc., the largest independent sales agency to Jewish Marketing Solutions. Upon consummation of the Merger he will become our President and Chief Executive Officer. As our principal executive officer Mr. Shefi will be responsible for overseeing all of our operations, including sales, marketing, executions and administration as well as strategic planning. He was one of the founders of DAG Jewish Directories Inc. and served as its president from inception in February 2006 until it sold its assets to Jewish Marketing Solutions in September 2010. From 1997 through 2006, Mr. Shefi was a senior vice president at DAG Media, Inc. and from 1996 through 1997 he was a sales associate at Dapey Assaf. Both DAG Media and Dapey Assaf published printed Hebrew/English business directories. Mr. Shefi received a bachelor’s degree in Humanities from The Hebrew University, Jerusalem, Israel in 1994 and a master’s degree in Hospitality from Johnson & Wales College, Providence, Rhode Island, in 1996.

Bardha Deda will become our Chief Financial Officer upon the consummation of the Merger. She has been employed by Jewish Market Solutions LLC since December 2013. Until April, 2016, her title was controller. At that time, she was promoted to chief financial officer. From November 2009 through December 2013, she served as the controller of DAG Jewish Directories, Inc. Mrs. Deda holds a Bachelor Degree in Teaching (Science) from the University of Shkoder, Albania and an Associate’s Degree in Accounting/Business Administration from ASA College – The College of Advanced Technology, New York, NY.

Assaf Ran will become a member of our board of directors upon the consummation of the Merger. He is a founder of and has served as the sole director of Jewish Marketing Solutions since its formation in September 2010. He is also the founder, chief executive officer, and chairman of the board of directors of Manhattan Bridge Capital, Inc. (NASDAQ: LOAN), real estate investment trust specializing in mortgage lending. Mr. Ran has 27 years of senior management experience leading public and private directories businesses. Mr. Ran’s experience as a founder and a senior executive officer of companies in the directory publishing business as well as the success he has had in those capacities have given him the expertise needed to serve as one of our directors.

Ari Benami will become a member of our board of directors on the date of this prospectus. Mr. Benami currently serves as the president and chief executive officer of Exit 15 Corporation, an online retail management company operating online stores at www.exit15.com and www.searchwellness.com. From August 2009 through May 2013, Mr. Benami served as president of Desert Labs Inc., a grower and manufacturer of food grade dietary supplements marketed in under the brand name Snack-Less. From June 2005 through August 2011, Mr Benami served as chief operations officer at InterCure Inc, a medical device company and the manufacturer of RESPeRATE, a medical device clinically proven to lower high blood pressure. Mr. Benami received his Bachelor and Master degrees in Philosophy from the Hebrew University of Jerusalem and was a Ph.D. candidate at the Graduate School of the City University of New York's philosophy department. We believe that Mr. Benami’s extensive experience, particularly in the area of digital marketing, as well as his experience in electronic retailing, supply chain management and a variety of online CMS, commerce and collaboration technologies, make him an important addition to our board of directors.

Guy Even Ezra will become a member of our board of directors on the date of this prospectus. Mr. Even Ezra is the founder and chief executive officer of SimpleOrder Ltd., Tel Aviv, Israel, which provides an online SAAS platform that "bridges the gap" in the supply chain between restaurants and their vendors, taking the purchase process online and provides real-time inventory and food cost management. From May 2011 through June 2012, Mr. Even Ezra was the chief executive officer of Talk Ahead, Inc., Delaware, U.S., an online advertising platform that allows SMBs to place ads in specific content pages in real-time. From May 2006 through March 2011, Mr. Even Ezra was a corporate development officer for Oberon Media, New York, U.S., which offered a “white-label” casual games platforms for Internet sites and was a developer and publisher of online and mobile casual games. From August 1996 through April 2006, Mr. Even Ezra practices law at the Israeli law firm of Zelermayer, Pelossof & Co., Adv., first as an associate and then as a partner and where he served a head of the high-tech practice. Mr. Even Ezra’s experience as a lawyer, as an entrepreneur and as a senior executive, especially in the areas of technology and online advertising make him a valuable addition to our board of directors.

David S. Kaplan will become a member of our board of directors on the date of this prospectus. Mr. Kaplan is a co-founder and a managing partner of Madison Global Partners, LLC, a financial services firm formed in October 2015 that focuses on supporting the needs of small and middle market companies, institutional investors, family offices, and individuals. For 25 years beginning in 1990, Mr. Kaplan held his securities licenses series 7, 8, 24, 55, 63, and 65 with Gilford Securities Incorporated, a broker-dealer and investment banking firm. Mr. Kaplan became a shareholder and Senior Vice President of the Gilford in 1991. Mr. Kaplan has been an Investment Banking Representative and managed Gilford’s first office on Long Island, NY. In addition, he managed Gilford’s Corporate Market Making activities from 1992 to 2003. Mr. Kaplan served as a member of Gilford`s board of directors and as a member of the firm’s Management Advisory Group from 1997 through 2015. At the time of his retirement from Gilford, he was one of the largest shareholders of the firm. Prior to joining Gilford, Mr. Kaplan held various managerial positions at several firms including E.A. Viner, Fahnestock, and Marketfield Securities. In 2011, Mr. Kaplan was a named respondent in an administrative proceeding – In the Matter of Gilford Securities, Incorporated, Ralph Worthington, IV, David S, Kaplan, and Richard W. Granahan (File No. 3-14574) – in which the Securities and Exchange Commission (“SEC”) alleged that the respondents, as the employer and individuals with supervisory responsibility (including Mr. Kaplan), failed to supervise a former employee who was found to have engaged in unregistered distributions of securities. The SEC’s findings relating to Mr. Kaplan addressed his failure to ensure that Gilford’s email review policies were adequately implemented. This matter was settled with the SEC without any admission or denial of the SEC’s findings. Under the settlement, Mr. Kaplan paid an approximate amount of $300,000 in disgorgement of profits, interest and penalties. Further Mr. Kaplan agreed to a one-year suspension from supervisory activities. However, during the one-year suspension period he was permitted to continue to serve as a registered and investment banking representative, senior officer and board member at Gilford. Over the course of his career, Mr. Kaplan has worked closely with internal financial teams and accountants reviewing financial statements prior to presenting results to auditors; reviewing auditor’s comments; analyzing financial statements for accuracy and proper presentation; and, to best understand financial condition, budgeting and forecasting; focusing on evaluating and enhancing performance, operating efficiencies, profit margins and revenue generation; liquidity, cash flows from operations, capital expenditures, and financings, compensation and capital structure. Mr. Kaplan is a graduate of The Business School at the University of South Carolina in 1983 where he received a B. S. degree in Business Administration. Mr. Kaplan’s background in corporate finance make him a valuable addition to our board of directors and his experience in overseeing the preparation of and reviewing and analyzing financial statements provides the background and expertise to qualify him as our Audit Committee Financial expert.

Corporate Governance

Director Independence

The members of the board of directors are Yoram Evan, Assaf Ran, Ari Benami, Guy Even Ezra and David Kaplan. The Board has determined, in accordance with Nasdaq’s Stock Market Rules, that Messrs. Benami, Even Ezra and Kaplan are independent and represent a majority of its members (the “Independent Directors”). In determining director independence, the board of directors will apply the independence standards set by The Nasdaq Stock Market. In its application of such standards the board of directors will take into consideration all transactions with Independent Directors and the impact of such transactions, if any, on any of the Independent Directors’ ability to continue to serve on the board of directors.

Committees of the Board of Directors

The board of directors has established three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee is made up entirely of independent directors as defined under the Nasdaq Stock Market Rules. Once the director-nominees have all taken office, the board of directors will adopt charters for each of the committees and we will post them on our website at www.jwiz.com.

Audit Committee. The members of the Audit Committee are Ari Benami, Guy Evan Ezra and David Kaplan. David Kaplan serves as the chairman. The board of directors has determined that each member of the Audit Committee is independent, as that term is defined in Section 10A(m)(3) of the Exchange Act and that David Kaplan is qualified as an Audit Committee Financial Expert pursuant to Item 407(d)(5) of Regulation S-K. The Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by the independent auditors;

•	reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;

•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Compensation Committee. The members of the Compensation Committee are Ari Benami, Guy Even Ezra and David Kaplan, each of whom satisfies the standards of independence applicable to compensation committee members established under 162(m) of the Internal Revenue Code (the “Code”) and Section 16(b) of the Exchange Act. _______ serves the chairman of the Compensation Committee. The Compensation Committee assists the board of directors in determining the compensation of our officers and directors. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity and incentive compensation plans.

Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are ______________________ and ___________________, each of whom satisfies the standards of independence applicable to compensation committee members established under 162(m) of the Code and Section 16(b) of the Exchange Act. ________ serves as the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists the board of directors by identifying and recommending individuals qualified to become members of the Board. Specific responsibilities include the following:

•	evaluating the composition, size and governance of the board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering shareholder nominees to the board of directors;

•	reviewing our corporate governance principles and making recommendations to the board of directors regarding possible changes; and

•	reviewing and monitoring compliance with our code of ethics and insider trading policy.

Director Compensation

To date, JWiz, has not paid any compensation to Yoram Evan, its sole officer and director. Prior to consummating this offering JWiz will enter into a consulting agreement with each of Yoram Evan and Assaf Ran that will take effect on the date of this prospectus.

The material terms of Mr. Evan’s consulting agreement are as follows:

•	He will serve as the Executive Chairman of JWiz. He is responsible for supervising and managing JWiz’s senior executive officers with respect to their duties of managing and operating the company’s business and ensuring that such senior executive officers perform their respective duties faithfully and competently. He is also responsible for implementing any strategic plans or initiatives approved or adopted by the Board.

•	The term of the agreement is five (5) years commencing on the date of this prospectus.

•	He is required to spend at least one week of each calendar quarter working from JWiz’s.

•	He will receive a consulting fee of up to $20,000 per month and is entitled to be reimbursed for all expenses he incurs in performing his duties and obligations under the consulting agreement.

•	JWiz will indemnify him, to the full extent permitted by law, for all actions taken in in his capacity as the Executive Chairman.

•	A two-year covenant not to compete unless the company terminates the consulting agreement without cause.

The material terms of Mr. Ran’s consulting agreement are as follows:

•	He agrees to serve as a member of the Board and will advise and assist the JWiz’s senior executive officers with respect to their duties of managing and operating the company’s business.

•	The term of the agreement is five (5) years commencing on the date of this prospectus.

•	He will receive a consulting fee of up to $20,000 per month and is entitled to be reimbursed for all expenses he incurs in performing his duties and obligations under the consulting agreement.

•	JWiz will indemnify him, to the full extent permitted by law, for all actions taken in in his capacity as the Executive Chairman.

•	A two-year covenant not to compete unless the company terminates the consulting agreement without cause.

Prior to consummating this offering, JWiz will adopt a compensation plan for the Independent Directors, which will take effect on the date of this prospectus. We expect the director compensation plan will provide as follows:

•	to each Independent Director, an option grant to purchase 7,000 common shares upon his or her initial election or appointment to our board of directors;

•	to each Independent director, an annual option grant to purchase 7,000 common shares of common stock;
•	to each Independent Director who attends in person a regularly scheduled special meeting of the board of directors, a cash stipend of $600 per meeting; and

•	to each Independent Director who serves as member of the audit, compensation or nominating and corporate governance committee (including the chairman), a cash stipend of $300 for each meeting attended in person.

Directors will not be compensated for their participation in board or committee meetings via teleconference.

The stock options granted to our Independent Directors will have a per share exercise price equal to the closing price of our common stock on the date of grant and will expire 10 years after the date of grant. In the case of the Director-Nominees identified in this prospectus, the initial grant will be on the date of this prospectus and the exercise price will be the initial public offering price of our common shares. All stock options granted to our Independent Directors will, subject to the director's continued service on our board, vest over three years in equal installments on the anniversary date of the grant date and will also vest in full upon the occurrence of a change in control.

Each member of our board of directors, including non-Independent directors, will continue to be entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

Assaf Ran was also the sole director of Jewish Marketing Solutions from its inception through the effective date of the Merger, for which he was paid a consulting fee. The table below summarizes the consulting fees paid by Jewish Marketing Solutions to Mr. Ran in the current year (through September 30) and in 2015 and 2014:

Consulting Fee
2016 (through September 30)	$95,709
2015	$141,171
2014	$140,970

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is or has been a current or former officer or employee of either JWiz or Jewish Marketing Solutions or had any related person transaction involving either of those entities. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity.

Code of Ethics and Code of Conduct

On or about the time of this offering, our board of directors will adopt a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and third-party consultants. Once the board of directors formally adopts the code, we will post a copy of the code on our website, www.jwiz.com. In addition, we intend to post on that website all disclosures that are required by law or the Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. Our websites, and the information on our websites, is neither part of this prospectus nor incorporated by reference herein.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to "emerging growth companies" under the rules of the SEC. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. See "Cautionary Note Regarding Forward-Looking Statements." In addition, since JWiz was first formed in June 2016, unless explicitly indicated otherwise, all the historical information contained in this section relates to Jewish Marketing Solutions.

Named Executive Officers

This section discusses the material components of the executive compensation program for the executive officers who are named in the “2015 Summary Compensation Table” below. No other employees of Jewish Marketing Solutions received compensation in excess of $100,000 for 2015.

2015 Summary Compensation Table

Name and Title	Year	Salary	Bonus (1)	Total ($)
Avi Shefi	2015	$130,000	$290,682	$420,682
President	2014	$130,000	$251,194	$381,194

(1)	Reflects amount paid by Jewish Marketing Solutions to GHY, Inc., pursuant to an independent sales agency agreement. Mr. Shefi is the sole owner of GHY, Inc.

Narrative Disclosure to 2015 Summary Compensation Table

2015 Base Salary

The named executive officers received a base salary to compensate them for services rendered to Jewish Marketing Solutions. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities.

Following the Merger, Mr. Shefi will become the President and Chief Executive Officer of JWiz. We expect that, following the completion of this offering, their respective base salaries will be reviewed periodically by the board of directors and/or the compensation committee, with adjustments expected to be made generally in accordance with the applicable employment agreements, as well as financial and other business factors affecting JWiz, and to maintain a competitive compensation package for our executive officers. The following table provides the expected annual base salary rate for the named executive officers following the completion of this offering.

2015 Annual Performance-Based Compensation and Bonuses

Employment Contracts

In contemplation of this offering, we plan to enter into an employment agreement with Avi Shefi, which will take effect on the date of this prospectus. We anticipate that the employment agreement will include the following material terms:

•	Mr. Shefi will serve as our president and chief executive officer.

•	The term of employment is five years commencing on the date of this prospectus unless terminated earlier pursuant to the terms of the agreement.

•	Base compensation of $225,000 per annum, which amount may be increased in the discretion of the compensation committee of the board of directors in its sole and absolute discretion.

•	Incentive compensation in such amount as shall be determined by the compensation committee of the board of directors in its sole and absolute discretion.

•	The right to participate in all retirement, pension, deferred compensation, insurance and other benefit plans adopted and maintained by us for the benefit of employees.

•	Reimbursement for all business related expenses.

•	Indemnification to the full extent permitted by law against and for any claims, liabilities, losses, expenses and costs incurred that relate to any acts or omission taken in his capacity as an officer or director.

•	Two-year non-competition provision if we terminate the employment agreement for “cause” (as defined) or if Mr. Shefi terminates the agreement other than for “Good Reason” (as defined).

Termination and Change of Control Arrangement

Mr. Shefi’s employment agreement will also include provisions regarding the termination of his employment and changes of control. We expect those provisions will be substantially as follows:

We may terminate his employment at any time with or without cause. His employment will also terminate upon his death or “disability” (as defined in the employment agreement). If we terminate Mr. Shefi’s employment for cause, we will only be liable for his base salary and benefits through the date of termination. In addition, he will not forfeit any rights to payments, options or benefits that have vested or have been earned or to which he is entitled as of the date of termination. If we terminate his employment without cause or the agreement terminates because of death or disability or he terminates for “Good Reason” (as defined in the employment agreement), Mr. Shefi will also be entitled to receive (i) a lump sum payment equal to six (6) times his monthly salary on the date of termination; (ii) any deferred compensation or accrued vacation pay; and (iii) a pro rata share of any incentive compensation to which he would have been entitled for the year in which the termination occurs.

Good Reason includes a “change in control” with respect to us. A “change in control” means (1) if we merge into another corporation and, as a result of such merger, our shareholders immediately prior to such merger own less than 50% of the surviving corporation; (2) we sell, lease or otherwise dispose of all or substantially all of our assets; (3) the acquisition of beneficial ownership, directly or indirectly, of our common shares or any other securities having voting rights that we may issue in the future), rights to acquire our voting securities (including, without limitation, securities that are convertible into voting securities and rights, options warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of our board of directors, as then constituted; or (4) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 40% percent or more of the combined voting power of our then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly unless such acquisition is expressly approved by resolution of our board of directors passed upon affirmative vote of not less than a majority of the board of directors and adopted at a meeting of the board of directors held not later than the date of the next regularly scheduled or special meeting held following the date we obtain actual knowledge of such acquisition (which approval may be limited in purpose and effect solely to affecting the rights of the executive under his employment agreement). Notwithstanding the preceding sentence, any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(1)(F) of the Code, or a transaction of similar effect, will not constitute a “change in control.”

Outstanding Equity Awards at Fiscal Year-End

Jewish Marketing Solutions did not have any outstanding equity awards at December 31, 2015 and JWiz was not formed until June 2016. However, prior to consummating this offering, JWiz will adopt its 2016 Equity Compensation Plan, as more particularly described below, and will grant options to purchase an aggregate of ___common shares to our key employees and Independent Directors. The per share exercise price of these option will be equal to the initial public offering price per share in this offering.

Although we do not have a formal policy with respect to the grant of equity incentive awards to our named executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executives to remain in our employment during the vesting period. Accordingly, our board of directors will periodically review the equity incentive compensation of our named executive officers and, from time to time, may grant equity incentive awards to them in the form of stock options or other equity awards.

Equity Compensation Plan Information

On ___________ we adopted the 2016 Equity Compensation Plan (the “Plan”). The purpose of the Plan is to align the interests of our officers, other key employees, consultants and non-employee directors and those of our subsidiaries, if any, with those of our shareholders to afford an incentive to such officers, employees, consultants and directors to continue as such, to increase their efforts on our behalf and to promote the success of our business. The basis of participation in the Plan is upon discretionary grants of awards by the board of directors. The Plan is administered by the Compensation Committee. The maximum number of common shares reserved for the grant of awards under the Plan is _________, subject to adjustment as provided in Section 5 of the Plan. As of the date of this prospectus, approximately ___ persons will be eligible to participate in the Plan, including two executive officers and four directors (of whom three are Independent Directors).

Types and Terms of Awards

Awards under the Plan may take the form of stock options (either incentive stock options or non-qualified stock options) or restricted shares. Subject to restrictions that are set forth in the Plan, the Compensation Committee will have complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination and forfeiture provisions.

The Compensation Committee shall be subject to the following specific restrictions regarding the types and terms of awards:

•	The exercise price for a stock option may not be less than 100% of the fair market value of the stock on the date of grant.

•	No award may be granted after the expiration of the Plan (more than ten years after the Plan adoption date).

No stock option can be “repriced” without the consent of the shareholders and of the option holder if the effect would be to reduce or increase the exercise price per share.

Amendment and Termination of the Plan

The Plan expires on the tenth anniversary of the date of its adoption by the board of directors. Prior to the expiration date, the board of directors may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time provided, however, that unless otherwise determined by the board of directors, an amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of shareholders. Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any grantee under any outstanding award granted under the Plan without such grantee's consent.

Exercise Price of an option granted under the Plan

The exercise price of an option granted under the Plan may be no less than the fair market value of a common share on the date of grant, unless, with respect to nonqualified stock options that are not intended as incentive stock options within the meaning of Section 422 of the Code from time to time, otherwise determined by the Compensation Committee. However, incentive stock options granted to a ten percent shareholder must be priced at no less than 110% of the fair market value of our common shares on the date of grant and their term may not exceed five years. All options granted under the Plan are for a term of no longer than ten years unless otherwise determined by the Compensation Committee. The Compensation Committee also determines the exercise schedule of each option grant.

Federal Income Tax Consequences

The following is a brief summary of the effect of federal income taxation upon the recipients and us with respect to the shares under the Plan and does not purport to be complete.

Non-qualified Stock Options. The grant of non-qualified stock options will have no immediate tax consequences to us or the grantee. The exercise of a non-qualified stock option will require a grantee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, a grantee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. We will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the grantee is in receipt of income in connection with the exercise of a non-qualified stock option.

Incentive Stock Options. The grant of an incentive stock option will have no immediate tax consequences to us or our employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him (a “disqualifying disposition”), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee’s alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

Restricted Shares. Generally, unless the participant elects, pursuant to Section 83(b) of the Code to recognize income in the taxable year which restricted shares have been awarded, the participant is required to recognize income for federal income tax purposes in the first taxable year during which the participant’s rights over the restricted shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. At such time, we will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes except to the extent that such participant’s total compensation for the taxable year exceeds one million dollars, in which case such deduction may be limited by section 162(m) of the Code unless any such grant of restricted shares is made pursuant to a performance-based benchmark established by the Compensation Committee.

PRINCIPAL SHAREHOLDERS

The following table, together with the accompanying footnotes, sets forth information, immediately before (but taking into account the Merger) and immediately after this offering, regarding the beneficial ownership of our common shares by each of our executive officers, each member of our board of directors, by all persons known by us to beneficially own more than 5% of our outstanding common shares, each executive officer, each director, and all of our directors and officers as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class
		Prior to Offering (3)		After Offering (4)
Executive Officers and Directors:
Avi Shefi(3)			%		%
Bardha Deda(4)			%		%
Yoram Evan
Assaf Ran
Ari Benami
Guy Even Ezra
David S. Kaplan
All officers and directors as a group (7 persons) (5)			%		%
5% shareholders
Uri Ran
[Trust #1]
[Trust #2]
[Trust #3]
[Trust #4]

*	Less than 1%.

(1)	Unless otherwise provided, the address of each of the individuals above is c/o JWiz, Inc., 125-10 Queens Boulevard, Kew Gardens, New York 11415.
(2)	A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned.
(3)	Based on _______ common shares issued and outstanding immediately before the offering after taking into account the Merger, including _______ common shares issued to Yoram Evan, the founder of JWiz, and ______ common shares issued to the members of Jewish Marketing Solutions in connection with the Merger.
(4)	Based on _________ common shares issued and outstanding immediately after this offering is consummated and also takes into account common shares beneficially owned as described in note 2 above.
(5)	Includes an aggregate of ________shares underlying options beneficially owned (determined as set forth in footnote 2 above) by officers and directors as a group.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2014, we have engaged in certain transactions with members of our board of managers, executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities. The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements.

Jewish Marketing Solutions pays sales commissions to GHY, Inc., a New York corporation that is wholly-owned by Avi Shefi, the president and CEO of Jewish Marketing Solutions. The amounts paid were as follows: 2015 - $290,682; 2014 - $251,194 and 2016 (through September 30) - $181,475. Upon consummation of this offering, GHY’s independent sales agency agreement will be terminated by mutual agreement of the parties, no further payments will be made to GHY or any other independent sales agency providing services to JWiz in which Mr. Shefi has or will have a significant ownership interest and all of GHY’s employees will become employees of JWiz or other independent sales agencies.

Jewish Marketing Solutions also pays Assaf Ran a consulting fee for services. The amounts paid were $140,970 in 2015 $141,171 in 2014 and $95,709 during the first nine months of 2016. This arrangement will be terminated when the Merger is consummated. In lieu thereof, Mr. Ran will enter into a consulting agreement with JWiz the terms of which will be agreed upon prior to the date of this prospectus.

At September 30, 2016, Avi Shefi owed Jewish Marketing Solutions $1,793 reflecting non-interest bearing advance sales commissions. Mr. Shefi intends to repay the entire amount prior to the Merger.

At September 30, 2016, Assaf Ran owed Jewish Marketing Solutions $115,478 representing non-interest bearing advances made by the company.

As of October 1, 2016, the members of Jewish Marketing Solutions, Assaf Ran and Avi Shefi, have agreed to forego receipt of their consulting and management fees, $12,000 per month in the case of Mr. Ran and $2,500 per week in the case of Mr. Shefi, until the consummation of this offering in order to help Jewish Marketing Solutions improve its cash flow. These cash payment deferrals will continue until Jewish Marketing Solutions consummates an appropriate financing transaction. Jewish Marketing Solutions will continue to accrue these obligations to the members.

The obligations of Dag Jewish Directories, Inc., a wholly-owned subsidiary of Jewish Marketing Solutions, under the $250,000 Business Line of Credit from JPMorgan Chase Bank, N.A. used by Jewish Marketing Solutions to partially fund its operations are unconditionally guaranteed, jointly and severally, by Avi Shefi and Assaf Ran. We intend to use a portion of the net proceeds of this offering to repay the amounts outstanding under the line of credit.

Policies and Procedures for Related Person Transactions

The members of our board of directors, including the director-nominees, recognize the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Accordingly, once the director-nominees formally take office, our board of directors will adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having a security that is listed on Nasdaq. Under this policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested or by the disinterested members of the board of directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a "personal loan" for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee's status as an "independent," "outside," or "non-employee" director, as applicable, under the rules and regulations of the SEC and Nasdaq as well as the Internal Revenue Code and the regulations promulgated thereunder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 10,000,000 common shares, par value $0.001 per share, and 2,000,000 preferred shares, par value of $0.001 per share. After giving effect to the Merger but before this offering is consummated, we will have a total of _________ common shares issued and outstanding held by ___ shareholders. Immediately after this offering is consummated, we will have ________ common shares issued and outstanding. If the representative of the several underwriters exercises the over-allotment option in full, we will have _____ common shares issued and outstanding immediately after this offering is consummated. We have no preferred shares outstanding.

Common Shares

In general, after the payment of dividends payable with respect to any issued and outstanding preferred shares, the holders of outstanding common shares are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts that the board of directors determines. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. The holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. If we are liquidated or dissolved or our business is otherwise wound up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred shares. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

After the closing of this offering, ___ shareholders will own approximately ___% of our outstanding common shares. Accordingly, these shareholders will control the outcome of all matters submitted to a vote of the shareholders, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control that might be beneficial to other shareholders.

Preferred Shares

Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to issue preferred shares, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of the series of preferred shares, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of a series. The issuance of preferred shares could have the effect of decreasing the market price of the common shares and could adversely affect the voting and other rights of the holders of common shares.

Options and Warrants

We have reserved _____ common shares for issuance under the Plan. On the date this prospectus, options covering ______ common shares will be outstanding, including options covering ______ common shares that will vest and become immediately exercisable upon the consummation of this offering. Also, we have agreed to issue to the representative of the several underwriters warrants to purchase up to a total of ____ common shares (i.e., 5% of the common shares sold in this offering, excluding any common shares sold pursuant to the exercise by the representative of the over-allotment option). These warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing _______ __, 2017 (i.e., one year from the date of this prospectus) and terminating ________ __, 2021 (i.e., five years from the date of this prospectus). The exercise price of these warrants is $____ per common share (i.e., 125% of the public offering price per common share in this offering). The exercise of any of these options and warrants will dilute the percentage ownership of our other shareholders.

Authorized but Unissued Shares

The authorized but unissued common shares and preferred shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The New York Business Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation does not impose any supermajority vote requirements.

Listing On Nasdaq Capital Market

We will apply to list the common shares on the Nasdaq Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares will be Worldwide Stock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no public market for the common shares. We cannot predict the effect, if any, that sales of, or the availability for sale of, our common shares will have on the market price of the common shares prevailing from time to time. Future sales of substantial amounts of common shares in the public market, including shares issued upon the exercise of options to be granted under the Plan, could adversely affect the prevailing market price of our common shares and could impair our ability to raise capital in the future through the sale of securities.

Upon completion of this offering, we will have _______ common shares outstanding, or ________ if the representative exercises the over-allotment to purchase additional common shares from us in this offering in full. Of these common shares, ________, or _______ if the over-allotment option is exercised in full, will be freely transferable without restriction under the Securities Act of 1933, except for any shares held by someone who is our “affiliate” as that term is defined by the rules and regulations issued under the Securities Act. Common shares held by an affiliate will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining ________ common shares held by existing shareholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 summarized below.

As a result of the contractual restrictions described below and the provisions of Rule 144, the restricted securities could be available for resale immediately upon the expiration of the one-year period imposed by the lock-up agreements described below.

Lock-Up Agreements

All of our officers, directors and shareholders have signed lock-up agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares, for a period of six months after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of the representative of the several underwriters. See “Underwriting” for a further discussion of the terms of the lock-up agreements.

Rule 144

A person (or persons whose securities are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of the then outstanding shares of securities of such class or the average weekly trading volume of securities of such class during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act). As of the date of this prospectus, ________ common shares are eligible for sale under Rule 144 and ________ common shares are freely tradable.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act covering ______ common shares reserved for issuance under the Plan. The registration statement will become effective automatically upon filing and will not be filed prior to _______ __, 2017 (i.e., six months after the date of this prospectus.)

CERTAIN PROVISIONS OF NEW YORK LAW AND OF OUR

CERTIFICATE OF INCORPORATION AND BYLAWS

The following summary of certain provisions of New York law and of our certificate of incorporation, does not purport to be complete and is subject to and qualified in its entirety by reference to the New York Business Corporation Law (NYBCL) and to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Our Board of Directors

We have one class of directors. Each director serves for a one-year term or until his or her successor is elected and qualified. Our bylaws provide that our board of directors will consist of not less than one and not more than ten directors. At the present time our board of directors consists of five members.

Election of Directors; Removals; Vacancies

Directors are elected by a plurality of all of the votes cast in the election of directors. Under our bylaws a director may be removed for cause by the board of directors or by the shareholders acting by a simple majority. Our bylaws provide that vacancies on our board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum. However, only shareholders can fill a vacancy on our board of directors that is caused by the removal of a director by action of shareholders. Any director elected to fill a vacancy will serve for the remainder of the full term of the director he or she is replacing or until his or her successor is duly elected and qualifies.

Meetings of Shareholders

Our bylaws provide that a meeting of our shareholders for the election of directors and the transaction of any business will be held annually at the time and place set by the board of directors. Our bylaws provide that a special meeting of shareholders may be called at any time by the president and must be called by the president at the request in writing of a majority of the directors then in office or at the request in writing filed with our secretary by the holders of a majority of our issued and outstanding shares of capital stock entitled to vote at such a meeting.

Shareholder Actions by Written Consent

Under Section 615 of the NYBCL, shareholder action may be taken without a meeting if a written consent, setting forth the action so taken, is given by the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

Amendment of Certificate of Incorporation and Bylaws

Under the NYBCL, a New York corporation may amend its certificate of incorporation if such action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our bylaws provide that each of our board of directors and our shareholders has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under the NYBCL, a New York corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter, unless a greater percentage is specified in the corporation’s certificate of incorporation. Our certificate of incorporation does not provide for a super majority vote on any matter.

Business Combinations

Under the NYBCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a New York corporation and an “interested shareholder” (defined generally as any person who beneficially owns, directly or indirectly, 20% or more of the voting power of the corporation’s outstanding voting shares) or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of holders of a majority of the outstanding voting stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as described in the NYBCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Limitation on Directors’ Liability and Indemnification of Directors and Officers

The NYBCL permits a New York corporation to include in its certificate of incorporation a provision limiting the liability of its directors to the corporation and its shareholders for money damages, except if a judgment or other final adjudication establishes that (i) the director’s acts were committed in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) he personally gained a financial profit or other advantage to which he was not legally entitled or (iv) his act involves (A) the declaration of a dividend that violated section 510 of the NYBCL; (B) the purchase or redemption of our shares in violation of section 513 of the NYBCL; (C) the distribution of assets to shareholders after dissolution without paying or adequately providing for the payment of all known liabilities; and (D) the making of loans to a director in violation of section 714 of the NYBCL.

The NYBCL permits us to indemnify any present or former director or officer, against judgments, fines, settlements and reasonable expenses including attorney’s fees actually and necessarily incurred as a result of the action or proceeding, including any appeals, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

In addition, the NYBCL permits us to advance reasonable expenses to a director or officer upon our receipt of an undertaking by or on behalf of such officer or director to repay such amount as, and to the extent, such officer or director is ultimately found not to be entitled to indemnification or, if entitled to indemnification, to the extent the amount advanced exceeds the indemnification to which such officer or director is entitled.

Our certificate of incorporation and bylaws obligate us, to the fullest extent permitted by New York law in effect from time to time, to indemnify, pay or reimburse reasonable expenses of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity and any individual who, while a member of our board of directors and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our certificate of incorporation and bylaws are not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated ____ __, 2016 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Underwriter	Number of Shares
Joseph Gunnar & Co., LLC

Total	_________

The underwriters are committed to purchase all the common shares offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option. We have granted the representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the representative to purchase a maximum of _______ additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the representative exercises all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $_________ and the total net proceeds, before expenses, to us will be $_________.

Discount. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the representative of the over-allotment option.

	Per Share	Total Without Over- Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expense, to us	$	$	$
Non-accountable expense allowance (1%) (1)	$	$	$

(1)	The non-accountable expense allowance will not be payable with respect to any shares sold pursuant to the representative’s exercise of the over-allotment option.

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of up to $_____ per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We have paid an aggregate expense deposit of $35,000 to the representative for out-of-pocket-accountable expenses, which will be applied against accountable expenses that will be paid by us to the underwriters in connection with this offering in accordance with FINRA Rule 5110(f)(2)(C). The underwriting agreement, however, provides that in the event the offering is terminated, the $35,000 expense deposit paid to the representative will be returned to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

In addition to the 1.0% non-accountable expense allowance, we have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees incurred in clearing this offering with FINRA; (c) payment of up to $1,000 for “blue-sky" counsel and in the event, our common shares do not qualify for listing on Nasdaq or any other national exchange, a payment of up to $20,000 for “blue-sky” counsel; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions as reasonably designated by the underwriters; (e) the cost of commemorative mementos and lucite tombstones up to $5,000; (f) the fees and expenses of underwriters’ counsel not to exceed $75,000; (g) $29,500 for the cost incurred by the underwriters for use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (h) up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $_________.

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. We, our directors and executive officers and our other security holders expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities will agree that, during the Lock-Up Period (as defined below), without the prior written consent of the representative, they will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for common shares owned or acquired on or prior to the closing date of this offering (including any common shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital shares; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of shares common shares or such other securities, in cash or otherwise, except for certain exceptions and limitations. The Lock-Up Period will be 12 months from the effective date of the registration statement of which this prospectus is a part for our officers and directors and six months from the effective date of the registration statement of which this prospectus is a part for us and our other security holders.

The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release.

Representative’s Warrants. We have agreed to issue to the representative warrants to purchase up to a total of ______ common shares (5% of the common shares sold in this offering, excluding the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of common shares at a price below the warrant exercise price.

Right of First Refusal. Subject to certain limited exceptions, until 18 months after the effective date of the offering, the representative has a right of first refusal to act as our sole investment banker, sole book runner and/or sole placement agent for each and every future public or private equity and debt offering, including all equity-linked offerings, by us, or any of our successors or subsidiaries during such 18-month period on terms customary to the representative.

Electronic Offer, Sale and Distribution of Securities. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of the Initial Public Offering Price. Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined through negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

•	the information included in this prospectus and otherwise available to the representative;

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information;

•	our prospects and the history and the prospects of the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common shares may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares covered by the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares covered by the over-allotment option. The underwriters may close out any short position with shares issuable upon exercise of the over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common shares. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common shares on the Nasdaq Capital Market or on the OTC QB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common shares will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common shares has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common shares has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to be distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common shares cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common shares have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor has it been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale in Israel, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common shares in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common shares may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common shares or distribution of any offer document relating to the common shares in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common shares in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common shares being declared null and void and in the liability of the entity transferring the common shares for any damages suffered by the investors.

Japan

The common shares have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common shares may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common shares may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common shares is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta púbica de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common shares has not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common shares in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common shares be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common shares in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common shares have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common shares within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common shares, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for common shares is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common shares. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common shares may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities offered by us under this prospectus will be passed upon for us by Morse, Zelnick, Rose and Lander LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Blank Rome LLP, New York, New York.

EXPERTS

The consolidated financial statements of Jewish Marketing Solutions, LLC and Subsidiaries as of and for each of the years ended December 31, 2015 and 2014 have been included herein in reliance on the report of Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, in reliance on their report thereon, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We have filed with the SEC a joint registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

In addition, we have also filed a registration under the Exchange Act and, therefore, will file annual, quarterly and current reports, proxy statements and other material with the SEC. You may inspect and/or read and copies of the registration statement of which this prospectus is a part, and the accompanying exhibits and schedules, and our reports, proxy statements and other documents that we file with the SEC at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We intend to furnish our shareholders with annual reports containing financial statements audited by our independent certified public accountants.

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2015 and 2014 (Audited)

 and

As of and for the Nine Months Ended September 30, 2016 and 2015 (Unaudited)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at December 31, 2015 and 2014 and September 30, 2016 (unaudited)	F-3

Consolidated Statements of Operations for the years ended December 31, 2015 and 2014 and nine months ended September 30, 2016 (unaudited) and 2015 (unaudited)	F-4

Consolidated Statements of Changes in Members’ Deficit for the years ended December 31, 2015 and 2014 and nine months ended September 30, 2016 (unaudited)	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2014 and nine months ended September 30, 2016 (unaudited) and 2015 (unaudited)	F-6

Notes to Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members, Audit Committee and Board of Directors

Jewish Marketing Solutions, LLC and Subsidiaries

Kew Gardens, NY

We have audited the accompanying consolidated balance sheets of Jewish Marketing Solutions, LLC and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operation, members' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jewish Marketing Solutions, LLC and Subsidiaries as of December 31, 2015 and 2014 and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP

Melville, New York
October 7, 2016

F-2

Jewish Marketing Solutions, LLC
and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,		September 30,
	2015	2014	2016
			(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,038	$30,128	$40,000
Accounts receivable, net	341,730	361,795	392,582
Prepaid expenses	10,054	5,063	10,462
Deferred commissions	628,470	676,679	595,371
Loans receivable - related parties	117,802	194,839	117,271
Total Current Assets	1,140,094	1,268,504	1,155,686

PROPERTY AND EQUIPMENT, NET	14,206	18,391	11,067

OTHER ASSETS
Other assets	11,301	13,751	123,497
Deferred income taxes	180,000	163,000	140,000

TOTAL ASSETS	$1,345,601	$1,463,646	$1,430,250

LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES
Line of credit	$180,000	$185,000	$235,000
Accounts payable and accrued expenses	61,839	105,739	81,145
Deferred revenue	1,333,180	1,370,049	1,293,559
Commissions payable	144,000	155,569	146,000
Income taxes payable	111,354	111,354	111,354
Total Current Liabilities	1,830,373	1,927,711	1,867,058

MEMBERS' DEFICIT	(484,772)	(464,065)	(436,808)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$1,345,601	$1,463,646	$1,430,250

See accompanying notes to consolidated financial statements

F-3

Jewish Marketing Solutions, LLC
and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015
			(unaudited)

Revenues, net	$2,626,962	$2,789,263	$1,883,695	$2,026,292

Operating Expenses:
Selling and marketing	1,463,513	1,504,421	1,054,896	1,120,513
General and administrative	1,193,891	1,143,979	734,972	833,887
Total Operating Expenses	2,657,404	2,648,401	1,789,868	1,954,400
Operating Income (Loss)	(30,442)	140,862	93,827	71,892

Other Income (Expense):
Interest expense	(7,265)	(3,637)	(5,863)	(4,968)
Total Other (Expense), net	(7,265)	(3,637)	(5,863)	(4,968)

Income (Loss) Before Income Taxes	(37,707)	137,226	87,964	66,924

Provision (Benefit) for Income Taxes	(17,000)	63,582	40,000	30,000

Net Income (Loss)	$(20,707)	$73,644	$47,964	$36,924

See accompanying notes to consolidated financial statements

F-4

Jewish Marketing Solutions, LLC
and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' DEFICIT

Members' Deficit, January 1, 2014	$(537,709)

Net Income	73,644

Members' Deficit, December 31, 2014	(464,065)

Net Loss	(20,707)

Members' Deficit, December 31, 2015	(484,772)

Net Income (unaudited)	47,964

Members' Deficit, September 30, 2016 (unaudited)	$(436,808)

See accompanying notes to consolidated financial statements

F-5

Jewish Marketing Solutions, LLC
and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015
			(unaudited)
Net income (loss)	$(20,707)	$73,644	$47,964	$36,924
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Provision for bad debts	311,282	143,664	124,284	178,571
Depreciation	4,185	1,648	3,139	3,139
Deferred income taxes	(17,000)	(10,000)	40,000	30,000
Changes in operating assets and liabilities:
Accounts receivable	(291,217)	(154,707)	(175,135)	(222,132)
Deferred commissions	48,209	(38,487)	33,099	35,795
Prepaid expenses	(4,991)	8,678	(408)	882
Other assets	2,450	(5,224)	(112,196)	2,450
Accounts payable and accrued expenses	(43,900)	18,749	19,306	(26,368)
Commissions payable	(11,569)	14,569	2,000	(25,569)
Income tax liability	-	73,582	-	-
Deferred revenue	(36,869)	(9,489)	(39,621)	(99,648)
Net Cash Flows from Operating Activities	(60,127)	116,627	(57,569)	(85,956)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	-	(12,683)	-	-
Advances on loans receivable - related parties	(42,003)	(138,949)	(6,416)	(35,694)
Repayment of loans receivable - related parties	119,040	3,997	6,947	116,375
Net Cash Flows from Investing Activities	77,037	(147,635)	531	80,681

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds (repayments) from line of credit, net	(5,000)	5,000	55,000	(5,000)
Net Cash Flows from Financing Activities	(5,000)	5,000	55,000	(5,000)

Net Change in Cash and Cash Equivalents	11,910	(26,008)	(2,038)	(10,275)

CASH - Beginning of Period	30,128	56,136	42,038	30,128

CASH - End of Period	$42,038	$30,128	$40,000	$19,853

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$7,265	$3,637	$5,863	$4,968
Cash paid for income taxes	$-	$-	$-	$-

See accompanying notes to consolidated financial statements

F-6

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies

Nature of Operations

Jewish Marketing Solutions, LLC and subsidiaries (the “Company”) offer online marketing solutions that enable small, local businesses to connect with Jewish consumers in their communities. The online marketing solutions provided by the Company include online advertising and sales promotions, lead generation, social media networking, website design, development and hosting and search engine optimizations, to small and local businesses. The Company’s solutions are simple, affordable and comprehensive and provide its customers with greater exposure and access to Jewish communities in the New York metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester counties in New York State and northern New Jersey; Rochester, New York; Boca Raton and Miami, Florida; Los Angeles, California; and Minneapolis, Minnesota. Through its solutions, the Company’s customers have immediate and direct access to a highly desirable market segment. The Company sales activity is managed by either (i) independent sales agencies (“ISA”), which are local sales offices with whom the Company signs exclusive service agreements or by (ii) the Company’s own sales organization.

Liquidity

As of December 31, 2015 and September 30, 2016, the Company had negative working capital of approximately $690,000 and $711,000 (unaudited), total cash of approximately $42,000 and $40,000 (unaudited) and an accumulated deficit of approximately $485,000 and $437,000 (unaudited), respectively.  In financing its operations, the Company generally relies on cash from operations and borrowings under its $250,000 revolving credit facility.  Management has developed a three-year operating plan that contemplates various scenarios, including one that assumes (i) no increase in revenues, (ii) increases in commission rates payable to sales agents and (iii) increases in general and administrative expenses. In addition, the plan assumes no significant changes in the Company’s working capital structure, other than the repayment of the loan receivable from the Company’s majority member by the end of 2016 and no change in its capitalization. Under each scenario, the Company would have sufficient working capital to sustain its current operations for the next 12 months. Future capital requirements will depend on many factors including a decline in revenue, reductions in gross profit margins and increased operating costs. The Company’s efforts are directed toward reaching positive cash flow and profitability. If these efforts are not successful, the Company will seek additional capital from other sources.

In addition, as of October 1, 2016, the members of the Company, Assaf Ran and Avi Shefi, have agreed to forego receipt of their consulting and management fees, $12,000 per month in the case of Mr. Ran and $2,500 per week in the case of Mr. Shefi, until the consummation of this offering in order to help the Company improve its cash flow. These cash payment deferrals will continue until the Company consummates an appropriate financing transaction. The Company will continue to accrue these obligations to the members.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jewish Marketing Solutions, LLC and its wholly-owned subsidiaries DAG Jewish Directories – Israel Inc. and DAG Jewish Directories, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Consolidated Financial Statements

The accompanying consolidated balance sheet as of September 30, 2016, the consolidated statements of operations and consolidated statements of cash flows for the nine months ended September 30, 2016 and 2015, and the consolidated statements of changes in members’ deficit as of September 30, 2016 are unaudited. The financial data and other information disclosed in these notes to the consolidated financial statements related to September 30, 2016 and the nine months ended September 30, 2016 and 2015, are also unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s consolidated financial position as of September 30, 2016, and the results of its consolidated operations and consolidated cash flows for the nine months ended September 30, 2016 and 2015. The results for the nine months ended September 30, 2016 are not necessarily indicative of results to be expected for the year ending December 31, 2016, or for any other interim period or for any future year.

F-7

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates estimates, including those related to the accounts receivable and sales allowances, useful lives of property and equipment, income taxes, and contingent liabilities, among others. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Revenue Recognition

The Company commences revenue recognition when all of the following conditions are satisfied:

•	There is persuasive evidence of an arrangement;
•	The service has been or is being provided to the customer;
•	The collection of the fees is reasonably assured; and
•	The amount of fees to be paid by the customer is fixed or determinable.

The Company derives its revenues from annual fixed-price marketing services contracts, and provides a bundled online and digital marketing support services solution to its customers, which consists of online advertising and sales promotions, lead generation, website design, development and hosting and search engine optimizations.

The annual marketing service arrangements are non-cancelable and do not contain refund-type provisions. Cancellations are discussed between the parties at the Company’s discretion.

The arrangements are accounted for as a single unit of accounting, since the significant deliverables do not have any stand-alone value to the customers. Revenues are recognized ratably over the contract terms (which are typically 12 months) beginning on the commencement date of each contract, which is the date, the Company’s service is made available to customers and delivery of all services has commenced.

Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

Selling and Marketing Expenses

Selling and marketing expenses consists of commissions paid to the ISA as well as to internal sales associates. Additionally, other selling and marketing expenses include advertising and referral service expenses as well as expenses associated with the delivery of the Company’s services including graphic design and web site development.

Credit Risk and Concentrations

The Company is subject to concentrations of credit risk principally from cash and cash equivalents and accounts receivable. Cash equivalents consist primarily of time deposits, money market and other funds.

F-8

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At no time during the years ended December 31, 2015 and 2014 and during the nine months ended September 30, 2016 (unaudited), did the Company maintain cash deposits with financial institutions in excess of federally insured limits.

Accounts receivable are unsecured and are derived from revenues earned from customers within geographies that the Company operates in. Management performs ongoing evaluations to determine customer credit and limit the amount of credit extended, but, generally, collateral is not required from customers. The Company maintains reserves for estimated credit losses and these losses have generally been within expectations.

No individual customer or groups of affiliated customers represented more than 10% of our revenues in 2015, 2014 or 2016 (unaudited).

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less when acquired to be cash equivalents.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principle balance reduced by an allowance for doubtful accounts. Management records allowances for doubtful accounts and other reserves against its accounts receivable by analyzing historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment terms to determine the adequacy of the reserve.

Accounts receivable are shown net of an allowance for doubtful accounts of $169,000, $251,000 and $129,000 (unaudited) as of December 31, 2015, December 31, 2014 and September 30, 2016, respectively.

Deferred Commissions

Sales commissions earned by ISA’s and internal sales associates, which are directly related to the acquisition of the marketing services contracts, are deferred and amortized ratably over the term of the related sales contract.

Property and Equipment

Property and equipment are stated at cost. Major expenditures for property and equipment are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income.

Property and equipment are depreciated using the straight-line method over their estimated useful lives.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of these assets is measured by comparing the carrying amounts to the future undiscounted cash flows that the assets or the asset group are expected to generate. If the assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. No impairment loss was recognized during the years ended December 31, 2015 and 2014 or for the nine months ended September 30, 2016 (unaudited).

F-9

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The Company believes the carrying amount of its financial instruments (cash and cash equivalents, accounts receivable, line of credit and accounts payable) is a reasonable estimate of the fair value of these instruments due to their short-term nature.

Advertising

Advertising costs are expensed as incurred. Advertising costs charged to operations for the years ended December 31, 2015 and 2014 and the nine months ended September 30, 2016 and 2015 amounted to approximately $32,000, $49,000, $28,000 (unaudited) and $24,000 (unaudited), respectively.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic ASC 740 "Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The Company recognizes the effect of income tax positions only if sustaining those positions is more likely than not. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs.

For interim periods, provisions for income taxes are calculated based upon the estimated effective tax rate for the applicable annual period.

The members of the Company have elected to have Jewish Marketing Solutions, LLC and subsidiaries be taxed as a corporation for federal and state income tax purposes.

Net Income (Loss) per Equity Unit

The Company’s operating agreement does not provide for a stated number of member units authorized or outstanding. As such, per unit net income (loss) information has not been presented.

Recent Accounting Pronouncements

The following are recently issued accounting pronouncements. The effective dates disclosed are for public registrants. As an emerging growth company we have elected to adopt of these pronouncement at the effective dates for private companies instead of those for public registrants. As such, in the event we no longer qualify as an emerging growth company, we will be subject to the effective date for public registrants.

In August 2014, the Financial Accounting Standards Boards (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, which provides guidance about management's responsibility to evaluate whether there is a substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. This guidance is effective for the annual period ending after December 15, 2016. Early adoption is permitted. We are currently evaluating the impact of this update on our consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"), which changes the classification of deferred taxes in financial statements. This update requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The current requirement that deferred tax liabilities and assets of each jurisdiction of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in ASU 2015-17 are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. The Company adopted the provisions of ASU 2015-17 effective January 1, 2014.

In March 2016, the FASB issued ASU 2016-09, "Stock Compensation: Improvements to Employee Share-Based Payment Accounting," which will simplify several aspects of accounting for share-based payment transactions. The update will require, among other items, that all excess tax deficiencies or benefits be recorded as income tax expense or benefit in the statement of earnings, and not in additional paid-in capital (APIC). This guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption of the ASU is permitted and the prospective transition method should be applied. The Company is currently evaluating the impact of this update on its consolidated financial statements.

F-10

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2016, the FASB issued ASU 2016-02, "Leases," which replaces the current lease accounting standard. The update will require, among other items, lessees to recognize the assets and liabilities that arise from most leases on the balance sheet. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods. The ASU must be adopted using a modified retrospective approach and early adoption is permitted. The Company is currently evaluating the impact of this update on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers," which eliminates the transaction-and industry-specific revenue recognition guidance under current GAAP and replaces it with a principles-based approach for determining revenue recognition. The new guidance requires revenue recognition when control of the goods or services transfers to the customer, replacing the existing guidance which requires revenue recognition when the risks and rewards transfer to the customer. Under the new guidance, companies should recognize revenues in amounts that reflect the payment to which a company expects to be entitled in exchange for those goods or services.

In March 2016, the FASB issued ASU 2016-08, "Revenue from Contracts with Customers - Principal versus Agent Considerations (Reporting Revenue Gross versus Net)", which amends the principal-versus-agent implementation guidance in ASU 2014-09. ASU 2016-08 clarifies the principal-versus-agent guidance in ASU 2014-09 and requires an entity to determine whether the nature of its promise to provide goods or services to a customer is performed in a principal or agent capacity and to recognize revenue in a gross or net manner based on that designation.

In May 2016, the FASB issued ASU 2016-12, "Revenue from Contracts with Customers - Narrow-Scope Improvements and Practical Expedients", which amends the transition, collectability, and non-cash consideration guidance in ASU 2014-09. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, substantially all of the revenue must have been recognized under legacy GAAP. The amendments also clarify how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria.

ASU  2014-09 (and related updates) is effective for the Company beginning in 2018. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the standard. The Company is currently evaluating the impact of this update on its consolidated financial statements.

F-11

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Loans Receivable – Related Parties

Loans receivable, related parties were comprised as follows:

	December 31, 2015	December 31, 2014	September 30, 2016
			(unaudited)
Due from member (a)	109,386	169,183	115,478
Due from ISA (b)	8,416	25,656	1,793
Total	$117,802	$194,839	$117,271

(a) Represents non-interest bearing advances to the majority member of the Company. The advances are expected to be repaid in 2016.

(b) Represents non-interest bearing advances commission payments to independent sales agents

NOTE 3 - Property and Equipment, Net

Property and equipment, net, consist of the following:

	Depreciable Lives	December 31, 2015	December 31, 2014	September 30, 2016
				(unaudited)
Leasehold Improvements	5 Years	$50,931	$50,931	$50,931
Office computers and equipment	5 Years	184,419	184,419	184,419
Vehicles	5 Years	51,445	51,445	51,445
Furniture and fixtures	5 Years	18,700	18,770	18,700
		305,495	305,495	305,495
Less: Accumulated depreciation		(291,289)	(287,104)	(294,428)

Net Property and Equipment		$14,206	$18,391	$11,067

Depreciation expense charged to operations for the years ended December 31, 2015 and 2014 and the nine months ended September 30, 2016 and 2015 was $4,185, $1,648, $3,139 (unaudited) and $3,139 (unaudited), respectively.

NOTE 4 - Line of Credit

The Company has a $250,000 revolving credit facility (the “Line”) with a financial institution. The Line is due on demand and bears interest at a rate of 2% above the lender’s prime lending rate (4.00% at December 31, 2015 and at September 30, 2016 (unaudited), respectively).

At December 31, 2015 and 2014 and September 30, 2016, the balance outstanding under the Line was $180,000, $185,000 and $235,000 (unaudited), respectively, and is secured by substantially all of the assets of the Company and is guaranteed by the Company’s members.

F-12

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – Related Party Transactions

Independent Sales Agreement

The Company has an Independent Sales Agent agreement with an entity that is owned by the chief executive officer. The agreement provides for the payment of commissions equal to 50% of all sales generated by this entity. Included in selling and marketing expenses in consolidated statements of operations is commission expense related to this agreement for the years ended December 31, 2015 and 2014 and for the nine months ended September 30, 2016 and 2015 of $290,682, $251,194, $181,475 (unaudited) and $220,461 (unaudited), respectively.

In addition, the Company pays the chief executive officer $2,500 per week, which was included in general and administrative expenses in the consolidated statements of operations, for providing management services to the Company, including overseeing the Company’s day-to-day operating activities and implementing any strategic decisions made by the Company’s board of directors.

Consulting Fees

The Company pays its majority member consulting fees for various business-related matters such as sales, marketing, production, finance, legal, accounting and administration. Total consulting fees paid to the majority member for the years ended December 31, 2015 and 2014 and for the nine months ended September 30, 2016 and 2015 were $140,970, $141,171, $95,709 (unaudited) and $104,626 (unaudited), respectively, and is included in general and administrative expenses in consolidated statements of operations.

NOTE 6 - Commitments and Contingencies

Leases

The Company leases office space for its corporate headquarters in Kew Gardens, NY on a month-to-month basis.

Total rental expense, net of rental income, for the years ended December 31, 2015 and 2014 and the nine months ended September 30, 2016 and 2015 amounted to $71,686, $89,423, $47,421 (unaudited) and $56,739 (unaudited), respectively.

The Company entered into several car and office equipment leases. Future minimum lease payments on the leases are as follows for the years ending December 31:

2016	$8,558
2017	6,404
2018	6,404
2019	2,764
2020	451

Total	$24,603

F-13

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation

From time to time, the Company is involved in legal proceedings in the ordinary course of business. Management believes that the ultimate resolution of existing legal proceedings will not have a material adverse effect on the financial position, results of operations, and cash flows of the Company.

NOTE 7 - Income Taxes

The components of the provision for (benefit from) income taxes are summarized as follows for the years ended December 31, 2015 and 2014:

	2015	2014
Current
Federal	$-	$47,351
State	-	26,231
	-	73,582
Deferred
Federal	(11,000)	(6,000)
State	(6,000)	(4,000)
	(17,000)	(10,000)
Total Provision (Benefit) for Income Taxes	$(17,000)	$63,582

The income tax provision (benefit) amounts differ from the amounts computed by applying the United States federal statutory income tax rate of 34% to pretax income (loss) as a result of the following for the years ended December 31, 2015 and 2014:

	2015	2014

Tax expense at statutory rate	$(12,820)	$46,657
Increase (reduction) in income taxes resulting from:	-	-
State income taxes, net of federal benefit	(4,110)	14,958
Other	(70)	1,967
Total Provision for Income Taxes	$(17,000)	$63,582

F-14

JEWISH MARKETING SOLUTIONS, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences comprising the Company's deferred tax assets at December 31, 2015 and 2014 are as follows:

	2015	2014
Deferred Tax Assets (Liabilities)
Net operating loss carryforwards	$103,000	$-
Deferred revenues	(387,000)	(387,000)
Allowance for doubtful accounts receivable	75,000	111,000
Tax amortization on previously impaired intangible assets	274,000	324,000
Deferred commissions	171,000	171,000
Others	19,000	19,000
	255,000	238,000
Less: Valuation allowance	(75,000)	(75,000)
Net Deferred Tax Assets	$180,000	$163,000

Subsequent to the filing of its tax returns for the year ended December 31, 2015, the Company identified certain errors in how revenue and related commission expense was reported for income tax purposes for 2015 and previous periods. The Company plans to file amended returns to properly report this revenue and the related commission expense. In connection with these amended returns the Company will also seek approval of a change in accounting method from the Internal Revenue Service to report and correct the identified errors. The Company believes that its provision for income taxes is adequate in connection with this matter and has determined that it does not have any uncertain tax positions that require recognition.

The Company has recorded a net deferred tax asset $140,000, $180,000 and $163,000 as of September 30, 2016, December 31, 2015 and 2014, respectively, reflecting the benefit of $230,000 in loss carryforwards, which begin to expire in 2030, and other timing differences related to allowance for doubtful accounts and amortization of previously impaired intangibles. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

As of December 31, 2015, the Company has available federal and state net operating loss carryforwards of approximately $230,000 which begin to expire in 2030.

NOTE 8 – Subsequent Events

On May 18, 2016, the Company signed a non-binding letter of intent with Joseph Gunnar & Co., LLC (“Gunnar”) pursuant to which Gunnar proposed to act as a financial advisor and sole underwriter and investment banker for a firm commitment underwritten initial public offering by the Company of up to $10.0 million worth of its common shares (not including up to an additional $1.5 million worth of common shares if the underwriter chooses to exercise its over-allotment option.) The letter of intent sets forth the various terms of conditions related to the terms of Gunnar’s engagement and the offering. The offering would be made pursuant to an effective S-1 Registration Statement to be filed by the Company with the U.S. Securities and Exchange Commission. There can be no assurance that the offering will be consummated.

In connection with the proposed public offering, the Company has entered into an Agreement and Plan of Merger (the “Merger”) with JWIZ, Inc. (“JWIZ”). Upon completion of the Merger, the Company will be reorganized as a corporation.

The Company has reviewed and evaluated subsequent events that occurred through October 7, 2016, the date the consolidated financial statements were available to be issued, and determined that no additional subsequent events had occurred that would require recognition in these consolidated financial statements.

NOTE 9 – Subsequent Events (unaudited)

The Company has reviewed and evaluated subsequent events that occurred through November 10, 2016, the date the unaudited interim consolidated financial statements were available to be issued, and determined that no additional subsequent events had occurred that would require recognition in these unaudited interim consolidated financial statements.

F-15

Common Shares

PROSPECTUS

Joseph Gunnar & Co.

Through and including _____- __, 2017 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by Funding:

SEC registration fee		$1,405.00
FINRA fees		$2,319.00
Listing fees
Printing and engraving expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Miscellaneous	$		*
Total	$		*

*To be supplied by amendment.

Item 14. Indemnification of Directors and Officers.

Sections 722 and 723 of the New York Business Corporation Law grant a corporation the power to indemnify its officers and directors as follows:

(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

II-1

(c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Payment of indemnification other than by court award is as follows:

(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

(1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

(2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

(A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

(B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

II-2

(C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

Our certificate of incorporation provides as follows:

“Article VII: The corporation shall, to the fullest extent legally permissible under the provisions of Article 7 of the Business Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.”

Item 15. Recent Sales of Unregistered Securities

In June 2016, in connection with its formation, JWiz issued 100 common shares to its Yoram Evan. The issuance of such common shares was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

In connection with the proposed Merger described in the prospectus included in this Registration Statement we will issue ______ common shares to the members of Jewish Marketing Solutions, LLC. The issuance of these shares will be exempt from the registration requirements of the Securities act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 16. Exhibits.

The following is a complete list of exhibits filed as part of this registration statement. Some of the following exhibits were filed as exhibits to registration statements filed by the Registrant under the Securities Act of 1933, as amended, and reports filed under the Securities and Exchange Act of 1934, as amended, and are hereby incorporated by reference.

Exhibit No.
1.1	Form of Underwriting Agreement(1)
2.1	Agreement and Plan of Merger between Jewish Marketing Solutions, LLC and JWiz Inc.(4)
3.1	Certificate of Incorporation of JWiz Inc.(4)
3.2	Certificate of Merger of Jewish Marketing Solutions, LLC and JWiz Inc. into JWiz, Inc.(1)
3.3	Bylaws of the JWiz Inc.(4)
4.1	Specimen Share Certificate(1)
4.2	Form of Representatives Warrant(1)
5.1	Form of Legal Opinion(1)
10.1	Final form of Employment Agreement and between Avi Shefi and JWiz, Inc.(2)(3)
10.2	JWiz, Inc. 2016 Equity Compensation Plan(2)
10.3	Final form of Consulting Agreement between Yoram Evan and JWiz, Inc.(2)
10.4	Final form of Consulting Agreement between Assaf Ran and JWiz, Inc.(2)

II-3

10.5	JPMorgan Chase Bank, N.A. Promissory Note and related loan documents(1)
21.1	List of Subsidiaries(2)
23.1	Consent of Baker Tilly Virchow Krause, LLP, dated December 1, 2016(2)
23.2	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)(1)
24.1	Power of Attorney (included on signature page)(4)
99.1	Consent of Ari Benami (Director-nominee)(4)
99.2	Consent of Guy Even Ezra (Director-nominee)(4)
99.3	Consent of David S. Kaplan (Director-nominee)(4)

(1)	To be filed by amendment.
(2)	Filed herewith.
(3)	Compensation arrangement.
(4)	Previously filed.

II-4

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant hereby undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

II-5

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-6

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No.1 to Registration Statement SEC File No.333-214574 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Queens, City and State of New York, on December 1, 2016.

JWIZ, INC.
By:	/s/ YORAM EVAN
Yoram Evan,
President, Secretary & Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Date	Title

/s/ YORAM EVAN	December 1, 2016	President, Secretary, Treasurer and sole
Yoram Evan		Director (Principal Executive Officer and Principal Accounting Officer)

II-7

INDEX TO EXHIBITS

Exhibit No.
1.1	Form of Underwriting Agreement(1)
2.1	Agreement and Plan of Merger between Jewish Marketing Solutions, LLC and JWiz Inc.(4)
3.1	Certificate of Incorporation of JWiz Inc.(4)
3.2	Certificate of Merger of Jewish Marketing Solutions, LLC and JWiz Inc. into JWiz, Inc.(1)
3.3	Bylaws of the JWiz Inc.(4)
4.1	Specimen Share Certificate(1)
4.2	Form of Representatives Warrant(1)
5.1	Form of Legal Opinion(1)
10.1	Final form of Employment Agreement and between Avi Shefi and JWiz, Inc.(2)(3)
10.2	JWiz, Inc. 2016 Equity Compensation Plan (2)
10.3	Final form of Consulting Agreement between Yoram Evan and JWiz, Inc.(2)
10.4	Final form of Consulting Agreement between Assaf Ran and JWiz, Inc.(2)

10.5	JPMorgan Chase Bank, N.A. Promissory Note and related loan documents(1)
21.1	List of Subsidiaries(2)
23.1	Consent of Baker Tilly Virchow Krause, LLP, dated December 1, 2016(2)
23.2	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)(1)
24.1	Power of Attorney (included on signature page)(4)
99.1	Consent of Ari Benami (Director-nominee)(4)
99.2	Consent of Guy Even Ezra (Director-nominee)(4)
99.3	Consent of David S. Kaplan (Director-nominee)(4)

(1)	To be filed by amendment.
(2)	Filed herewith.
(3)	Compensation arrangement.
(4)	Previously filed.

II-8